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An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated June 15, 2018

CNS Pharmaceuticals, Inc.

Minimum offering of 1,000,000 shares / Maximum offering of 2,500,000 shares

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We are offering a minimum of 1,000,000 shares of common stock and a maximum of 2,500,000 shares of common stock on a “best efforts” basis. If $6.0 million in subscriptions for the shares is not deposited in escrow on or before ________, 2018 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited during the Minimum Offering Period, the offering may continue until the date when all shares have been sold or the date that is six months from this offering being qualified by the Securities and Exchange Commission (“SEC”).

We have granted to the underwriter the option to purchase up to an additional 15% of total number of shares of common stock offered by us in this Offering to cover over-subscriptions, if any. If the maximum number of shares of common stock has been sold on or prior to the termination date of the Offering, the underwriter may exercise the over-subscription option on or prior to the termination date to extend the offering for an additional 45 days to sell up to an additional 375,000 shares of our common stock.

We expect to commence the offer and sale of the shares as of the date on which the offering statement of which this Offering Circular is a part is qualified by the SEC. Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on The Nasdaq Stock Market under the symbol “CNSP”. This offering is contingent upon our receiving approval to list our common stock on Nasdaq. We expect our common stock to begin trading on Nasdaq upon consummation of the offering; provided that we have met the minimum listing criteria of Nasdaq. There is no assurance that this application will be approved. Nonetheless, our common stock will not commence trading on Nasdaq unless and until (i) the minimum amount of this offering is closed; (ii) this offering is terminated and (iii) we have filed a post-qualification amendment to the offering statement, and a registration statement on Form 8-A under the Exchange Act, and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this offering.

We expect that the offering price will be $6.00 per share.

	Number of shares	Price to public	Underwriting Commissions (1)	Proceeds to issuer (2)
To public in this offering:
Per share:		$6.00	$0.42	$5.58
Total Minimum:	1,000,000	$6,000,000	$420,000	$5,205,000
Total Maximum (without over-subscription option):	2,500,000	$15,000,000	$1,050,000	$13,575,000
Total Maximum (with over-subscription option):	2,875,000	$17,250,000	$1,207,500	$15,667,500

To underwriter
Underwriters’ warrant	7% of the shares sold hereunder (3)	n/a	n/a	n/a
Shares of common stock underlying underwriter’s warrants	7% of the shares sold hereunder (3)	n/a	n/a	n/a

(1)       This table depicts broker-dealer commissions of 7% of the gross offering proceeds; provided that Boustead Securities, LLC has agreed to a commission of 5% for purchases made by investors sourced through the website maintained at www._________.com, as processed through the FundAmerica platform, where such investors subscribe without contact with Boustead Securities, LLC or its potential selling group representatives (the “Company sourced investors”). Please refer to the section entitled “Underwriting” for additional information regarding total underwriter compensation. In addition, we have agreed to reimburse the Underwriter for its reasonable out-of-pocket expenses subject to our prior written consent of up to $175,000.

(2)    After deducting expenses of the Offering, which are estimated to be approximately $375,000. Does not include any marketing expenses for this offering as described in “Use of Proceeds”. See the “Underwriting” for details regarding the compensation payable in connection with this offering. This amount represents the proceeds of the offering to the Company, which will be used as set out in “Use of Proceeds to Issuer.”

(3)        In addition to the broker-dealer discounts and commissions included in the above table, we have agreed to issue Boustead Securities, LLC warrants to purchase shares of our common stock equal to 7% of the aggregate shares sold in this offering (“Underwriter Warrants”) with an exercise price of 100% of the offering price; provided however that Boustead Securities, LLC has agreed to a warrant amount of 5% for purchases made by Company sourced investors.

The shares are being offered on a best efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company and through Boustead Securities, LLC a broker/dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”).

The shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. The offering is expected to expire on the first of: (i) if this minimum offering amount has been received during the Minimum Offering Period, the date when all shares have been sold or the date that is six months from this offering being qualified by the SEC; or (ii) the date on which the offering is sooner terminated by the company’s CEO. We have engaged Prime Trust, LLC to serve as escrow agent for this offering. Funds shall be deposited in an escrow account at a FDIC insured bank. Funds will be promptly refunded without interest, for sales that are not consummated. All funds received shall be held only in a non-interest bearing bank account. Upon each closing under the terms as set out in this Offering Circular, funds will be immediately transferred to the Company where they will be available for use in the operations of the Company’s business in a manner consistent with the “Use of Proceeds” in this Offering Circular.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

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The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Boustead Securities, LLC

Offering Circular dated ______________, 2018

Table of Contents

______________________________

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

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Offering Circular Summary

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to the “Company,” “we,” “us” and “our” refer to CNS Pharmaceuticals, Inc.

Our Company

We are a pre-clinical stage pharmaceutical company organized as a Nevada corporation in July 2017 to focus on the development of anticancer drug candidates for the treatment of brain and central nervous system tumors, which are based on a license agreement with Houston Pharmaceuticals, Inc. (“HPI”) and a collaboration and asset purchase agreement with Reata Pharmaceuticals, Inc. (“Reata”).

We believe our lead drug candidate, Berubicin, if approved by the FDA, may be a significant discovery in the treatment of glioblastoma. Glioblastoma are tumors that arise from astrocytes, which are star-shaped cells making up the supportive tissue of the brain. These tumors are usually highly malignant (cancerous) because the cells reproduce quickly and they are supported by a large network of blood vessels. Berubicin is an anthracycline, which is a class of drugs that are among the most powerful chemotherapy drugs known. Berubicin is the first anthracycline shown to cross the blood brain barrier (“BBB”) and target cancer cells. While our current focus is solely on the development of Berubicin, we are also in the process of attempting to secure intellectual property rights in additional compounds that may be developed into drugs to treat cancers.

Berubicin was discovered at MD Anderson by Dr. Waldemar Priebe, the founder of the Company. Through a series of transactions, Berubicin was initially licensed to Reata. Reata conducted a successful Phase I clinical trial on Berubicin but subsequently allowed their investigative new drug application (“IND”) with the FDA to lapse for strategic reasons. This will require us to obtain a new IND for Berubicin before beginning further clinical trials.

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata. Pursuant to the Reata Agreement we purchased all of Reata’s intellectual property and development data regarding Berubicin, including all trade secrets, knowhow, confidential information and other intellectual property rights, which we refer to as the Reata Data. Our review of the Reata Data leads us to believe that Berubicin may have greater potential for efficacy and safety in glioblastoma patients than currently available therapies.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of a New Drug Application (“NDA”) for Berubicin; and (v) 200,000 shares of our common stock.

With the Reata Agreement and the HPI License, if we are able to raise $7.0 million in this offering, we believe we will have obtained all rights and intellectual property necessary to develop Berubicin. As stated earlier, it is the Company’s plan to obtain additional intellectual property covering other compounds which, subject to the receipt of additional financing, may be developed into drugs for brain and other cancers.

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Risks Relating to Our Business

As a preclinical stage pharmaceutical company, our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•	we currently do not have regulatory approval for any drug candidates, in the United States or elsewhere, and although we plan to conduct clinical trials in the United States for Berubicin in the future, there is no assurance that we will be successful in our clinical trials or receive regulatory approval in a timely manner, or at all;

•	we currently do not carry product liability insurance covering any of our drug candidates and, although we intend to obtain product liability insurance for future clinical trial liability that we may incur, there can be no assurance that we will secure adequate coverage or that, even if we do so, any such coverage will be sufficient to prevent the exposure of our operations to significant potential liability in the future;

•	the patents we have licensed from HPI may not be valid or enforceable and may not protect us against competitors who challenge those licensed patents, obtain their own patents that may have an adverse effect on our ability to conduct business, or are able to otherwise circumvent our patents. Additionally, our products and technologies are complex and one patent may not be sufficient to protect our products where a series of patents may be needed. Further, we may not have the necessary financial resources to enforce or defend our patents or patent applications. In addition, any patent applications we may have made or may make relating to inventions for our actual or potential products and technologies may not result in patents being issued or may result in patents that provide insufficient or incomplete coverage for our inventions;

•	third parties may claim that the manufacture, use or sale of our technologies infringes their intellectual property rights. As with any litigation where such claims may be asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in the patent office or the courts. If these are not resolved favorably, we may not be able to continue to develop and commercialize our drug candidates. Even if we were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property. If we are found liable for infringement or are not able to have these patents declared invalid or unenforceable, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or technologies by patents of others. We may not have identified, or be able to identify in the future, U.S. or foreign patents that pose a risk of potential infringement claims;

•	we have completed related party transactions that were not conducted on an arm’s length basis. We acquired our license rights from HPI, and Dr. Waldemar Priebe, our founder and largest shareholder, controls HPI. Since this transaction was not conducted on an arm’s length basis, it is possible that the terms were less favorable to us than in an arm’s length transaction.

•	our chief executive officer, chief medical officer and our chief financial officer are currently working for us on a part time basis. Our chief executive officer and chief medical officer, also provide services for other companies in our industry and such other positions may create conflicts of interest for such officers in the future;

•	we have never been profitable, have not generated significant revenue to date and we expect to incur significant additional losses to fund our clinical trials;

•	we will require substantial additional funding beyond the proceeds of the offering to which this offering circular relates to complete the development and commercialization of our drug candidates, and such funding may not be available on acceptable terms or at all;

•	our short-to-medium term prospects depend largely on our ability to develop and commercialize one drug candidate, Berubicin, and our ability to generate revenues in the future will depend heavily on the successful development and commercialization of Berubicin;

•	we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for any drug candidates;

•	we have never commercialized any of our drug candidates, including Berubicin, and, even if approved, our drug candidates may not be accepted by healthcare providers or healthcare payors; and

•	we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our pipeline and commercial opportunities.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as the term is used in The Jumpstart Our Business Startups Act of 2012 (JOBS Act), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•	a requirement to provide only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this offering circular. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our principal executive offices are located at 2100 West Loop South, Suite 900, Houston, TX 77027. Our website address is www.cnspharma.com. The information on or accessible through our website is not part of this prospectus.

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The Offering

Common Stock we are offering	Minimum of 1,000,000 shares of common stock Maximum of 2,500,000 shares of common stock

Underwriter’s over-subscription option	We will enter into an underwriting agreement with our underwriter which will provide, among other items, that we will grant to the underwriter an option to purchase up to an additional 15% of the total number of shares of common stock to be offered by us in this offering, solely for the purposes of covering over-subscriptions, if any. If the maximum number of shares of common stock has been sold on or prior to the termination date, the underwriter may exercise the over-subscription option on or prior to the termination date to extend the offering for an additional 45 days to sell up to an additional 375,000 shares of our common stock.

Common Stock outstanding before this offering	10,536,004 shares of common stock
Use of proceeds	We intend to use the proceeds from this offering primarily to fund development costs for Berubicin and for working capital. See “Use of Proceeds.”
Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.
Escrow

The offering will terminate upon the earlier of: (i) a date after which at least 2,500,000 shares of common stock have been subscribed for or (ii) the date that is six months from this offering being qualified by the SEC. All subscription proceeds will be held in an escrow account at Prime Trust, LLC, which is serving as the escrow agent for this offering. If at least 1,000,000 shares are not sold by ________, 2018, which we refer to as the Minimum Offering Period, all funds will be promptly returned to investors without interest or deduction.

Proposed listing	We have applied to list our common stock on The Nasdaq Stock Market under the symbol “CNSP”. There is no assurance that this application will be approved. Our common stock will not commence trading on Nasdaq unless and until (i) the minimum amount of this offering is closed; (ii) this offering is terminated and (iii) we have filed a post-qualification amendment to the offering statement, and a registration statement on Form 8-A under the Exchange Act, and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable.

The number of shares of common stock outstanding before this offering does not give effect to:

•	4,260,942 shares of common stock that will issuable upon the conversion of our outstanding convertible notes (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The number of shares set forth assumes no such limitation on the conversion of the notes;

•	1,206,059 shares of common stock underlying outstanding warrants at an exercise price of $11.00 per share;

•	375,000 shares of common stock underlying outstanding options with a weighted average exercise price of $0.43 per share, which options vest over a three to four year period;

•	1,625,000 shares available for future issuance under the CNS Pharmaceuticals, Inc. 2017 Stock Plan.

•	125,113 shares issuable to SAFE security holders at a conversion price of $5.04 per share.

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Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, you may lose all or part of your investment.

Risks Related to the Company’s Business and Industry

Our rights to Berubicin are dependent on our raising $7.0 million.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee. The license also bears royalties.

Based on the terms of the HPI License, our rights to Berubicin are dependent on our raising $7.0 million. If we complete the minimum offering, we will meet the contingency in the HPI License that grants us the rights to Berubicin.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We intend to use the proceeds from the Regulation A offering to, among other uses, advance Berubicin through clinical development. Developing pharmaceutical products, including conducting pre-clinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize Berubicin. If the FDA requires that we perform additional nonclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential approval of Berubicin would likely be delayed. Further, there can be no assurance that the costs we will need to incur to obtain regulatory approval of Berubicin will not increase.

We will continue to require substantial additional capital to continue our clinical development and commercialization activities. Because successful development of our product candidates is uncertain, we are unable to estimate the actual amount of funding we will require to complete research and development and commercialize our products under development.

The amount and timing of our future funding requirements will depend on many factors, including but not limited to:

•	whether our plan for clinical trials will be completed on a timely basis;

•	whether we are successful in obtaining an accelerated approval pathway with the FDA related to Berubicin;

•	the progress, costs, results of and timing of our clinical trials for Berubicin;

•	the outcome, costs and timing of seeking and obtaining FDA and any other regulatory approvals;

•	the costs associated with securing and establishing commercialization and manufacturing capabilities;

•	market acceptance of our product candidates;

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•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

•	our ability to maintain, expand and enforce the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•	our need and ability to hire additional management and scientific and medical personnel;

•	the effect of competing drug candidates and new product approvals;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

•	the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.

Some of these factors are outside of our control. We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.

If we do not complete the maximum offering, we will not have sufficient funds to complete the Phase 2 trial for Berubicin and we will require additional financing, for which we have no commitments, to complete the trial.

If we complete the maximum offering, we estimate that we will have sufficient funds to complete the Phase 2 clinical trial for Berubicin. If we complete the minimum offering, we estimate that we will require additional financing of approximately $6.0 million to complete the trial plus such additional working capital to fund our operations during the pendency of the trial. We do not have any commitments for additional financing after this offering, and there is no assurance that we will be able to raise the additional financing required to complete the Phase 2 trial for Berubicin. Even if are able to raise such financing, it may be highly dilutive to the investors in this offering.

We have in the past completed related party transactions that were not conducted on an arm’s length basis.

We acquired the patent rights to Berubicin pursuant to a license agreement with Houston Pharmaceuticals, Inc., a company affiliated with our largest shareholder. Due to the relationship between our company and Houston Pharmaceuticals, Inc., the negotiation of the license agreement was not conducted on an arm’s length basis. As such, it is possible that the terms were less favorable to us than in a transaction negotiated in an arm’s length transaction.

We have never been profitable, we have no products approved for commercial sale, and we have not generated any revenue from product sales. As a result, our ability to reduce our losses and reach profitability is unproven, and we may never achieve or sustain profitability.

We have never been profitable and do not expect to be profitable in the foreseeable future. We have not yet submitted any drug candidates for approval by regulatory authorities in the United States or elsewhere.

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To date, we have devoted most of our financial resources to corporate overhead and marketing of our securities. We have not generated any revenues from product sales. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for Berubicin, prepare for and begin the commercialization of any approved products, and add infrastructure and personnel to support our continuing product development efforts. We anticipate that any such losses could be significant for the next several years. If Berubicin or any of our other drug candidates fail in clinical trials or does not gain regulatory approval, or if our drug candidates do not achieve market acceptance, we may never become profitable. As a result of the foregoing, we expect to continue to experience net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the FDA to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our drug candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.

We have no operating history and we expect a number of factors to cause our operating results to fluctuate on an annual basis, which may make it difficult to predict our future performance.

We are a pre-clinical pharmaceutical company with no operating history. Our operations to date have been limited to acquiring our technology portfolio. We have not yet commenced any clinical trials or obtained any regulatory approvals for any of our drug candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or approved products on the market. Our operating results are expected to significantly fluctuate from quarter to quarter or year to year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:

•	any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA for Berubicin;

•	delays in the commencement, enrollment and timing of clinical trials;

•	difficulties in identifying patients suffering from our target indications;

•	the success of our clinical trials through all phases of clinical development;

•	potential side effects of our product candidate that could delay or prevent approval or cause an approved drug to be taken off the market;

•	our ability to obtain additional funding to develop drug candidates;

•	our ability to identify and develop additional drug candidates beyond Berubicin;

•	competition from existing products or new products that continue to emerge;

•	our ability to adhere to clinical trial requirements directly or with third parties such as contract research organizations (CROs);

•	our ability to establish or maintain collaborations, licensing or other arrangements;

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•	our ability to defend against any challenges to our intellectual property including, claims of patent infringement;

•	our ability to enforce our intellectual property rights against potential competitors;

•	our ability to secure additional intellectual property protection for our developing drug candidates and associated technologies;

•	our ability to attract and retain key personnel to manage our business effectively; and

•	potential product liability claims.

These factors are our best estimates of possible factors, but cannot be considered a complete recitation of possible factors that could affect the Company. Accordingly, the results of any historical quarterly or annual periods should not be relied upon as indications of future operating performance.

We cannot be certain that Berubicin will receive regulatory approval, and without regulatory approval we will not be able to market Berubicin.

Our business currently depends largely on the successful development and commercialization of Berubicin. Our ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of Berubicin for the treatment of glioblastoma.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States until we receive approval of an NDA from the FDA. We have not submitted any marketing applications for any of our product candidates.

NDAs must include extensive pre-clinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed. If we submit an NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators in other jurisdictions have their own procedures for approval of product candidates. Even if a product is approved, the FDA may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and Europe also have requirements for approval of drug candidates with which we must comply with prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, pre-clinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any of our product candidates may be withdrawn.

If we are unable to obtain approval from the FDA, or other regulatory agencies, for Berubicin and our other product candidates, or if, subsequent to approval, we are unable to successfully commercialize Berubicin or our other product candidates, we will not be able to generate sufficient revenue to become profitable or to continue our operations, likely resulting in the total loss of principal for our investors.

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Any statements in this filing indicating that Berubicin has demonstrated preliminary evidence of efficacy are our own and are not based on the FDA’s or any other comparable governmental agency’s assessment of Berubicin and do not indicate that Berubicin will achieve favorable efficacy results in any later stage trials or that the FDA or any comparable agency will ultimately determine that Berubicin is effective for purposes of granting marketing approval.

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for Berubicin and our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of our product candidates. We do not know whether any future trials or studies of our other product candidates will begin on time or will be completed on schedule, if at all. The start or end of a clinical study is often delayed or halted due to changing regulatory requirements, manufacturing challenges, including delays or shortages in available drug product, required clinical trial administrative actions, slower than anticipated patient enrollment, changing standards of care, availability or prevalence of use of a comparative drug or required prior therapy, clinical outcomes or financial constraints. For instance, delays or difficulties in patient enrollment or difficulties in retaining trial participants can result in increased costs, longer development times or termination of a clinical trial. Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the product candidate is intended to treat and who meet other eligibility criteria. The rates of patient enrollment are affected by many factors, including the size of the patient population, the eligibility criteria for the clinical trial, that include the age and condition of the patients and the stage and severity of disease, the nature of the protocol, the proximity of patients to clinical sites and the availability of effective treatments and/or availability of investigational treatment options for the relevant disease.

A product candidate can unexpectedly fail at any stage of pre-clinical and clinical development. The historical failure rate for product candidates is high due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The results from preclinical testing or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate. We, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time for various reasons, including, but not limited to, a belief that subjects participating in such trials are being exposed to unacceptable health risks or adverse side effects, or other adverse initial experiences or findings. We may not have the financial resources to continue development of, or to enter into collaborations for, a product candidate if we experience any problems or other unforeseen events that delay or prevent regulatory approval of, or our ability to commercialize, product candidates, including, but not limited to:

•	inability to obtain sufficient funds required for a clinical trial;

•	inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	negative or inconclusive results from our clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	serious and unexpected drug-related side effects experienced by subjects in our clinical trials or by individuals using drugs similar to our product candidates;

•	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	difficulty in enrolling research subjects in clinical trials including the inability to enroll any subjects at all;

•	high dropout rates and high fail rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•	greater than anticipated clinical trial costs;

•	poor effectiveness of our product candidates during clinical trials; or

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site or vendor.

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We have never conducted a clinical trial or submitted an NDA before, and any product candidate we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and our collaborators or we may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.

If Berubicin is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be materially and possibly irreparably harmed.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any clinical trials we or any of our potential future collaborators may conduct will demonstrate the consistent or adequate efficacy and safety that would be required to obtain regulatory approval and market any products. If we are unable to bring Berubicin to market, or to acquire other products that are on the market or can be developed, our ability to create long-term stockholder value will be limited.

Our product candidates may have undesirable side effects that may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Unforeseen side effects from any of our product candidates could arise either during clinical development or, if Berubicin is approved, after the approved product has been marketed. The range and potential severity of possible side effects from therapies such as Berubicin are significant. If Berubicin causes undesirable or unacceptable side effects in the future, this could interrupt, delay or halt clinical trials and result in the failure to obtain or suspension or termination of marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities only with restrictive label warnings.

If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

•	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

•	we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;

•	we may be subject to limitations on how we may promote the product;

•	sales of the product may decrease significantly;

•	regulatory authorities may require us to take our approved product off the market;

•	we may be subject to litigation or product liability claims; and

•	our reputation may suffer.

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Any of these events could prevent us or our potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.

If the FDA does not find the manufacturing facilities of our future contract manufacturers acceptable for commercial production, we may not be able to commercialize any of our product candidates.

We do not have any manufacturing capabilities and we do not intend to manufacture the pharmaceutical products that we plan to sell. We intend to utilize contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of drug product for our trials of Berubicin that we will need to conduct prior to seeking regulatory approval. However, we do not have agreements for supplies of Berubicin or any of our other product candidates and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize Berubicin if it is approved. Additionally, the facilities used by any contract manufacturer to manufacture Berubicin or any of our other product candidates must be the subject of a satisfactory inspection before the FDA approves the product candidate manufactured at that facility. We will be completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and the FDA’s current good manufacturing practice standards, or cGMP, and other requirements of any governmental agency whose jurisdiction to which we are subject, our product candidates will not be approved or, if already approved, may be subject to recalls. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates, including:

•	the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our product candidates;

•	the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and

•	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer.

Any of these factors could cause the delay of approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the government agencies that regulate our products.

We have no sales, marketing or distribution experience and we will have to invest significant resources to develop those capabilities or enter into third-party sales and marketing arrangements, the problems with which could materially harm our business at any time.

We have no sales, marketing or distribution experience. To develop sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources, some of which will need to be committed prior to any confirmation that Berubicin or any of our other product candidates will be approved by the FDA. For product candidates where we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including that we or our third-party sales collaborators may not be able to build and maintain an effective marketing or sales force. If we use third parties to market and sell our products, we may have limited or no control over their sales, marketing and distribution activities on which our future revenues may depend.

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We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.

Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we may seek to enter into collaborations with companies that have more experience. Additionally, if any of our product candidates receives marketing approval, we may enter into sales and marketing arrangements with third parties with respect to our unlicensed territories. If we are unable to enter into arrangements on acceptable terms, if at all, we may be unable to effectively market and sell our products in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of our product candidates.

One or more of our collaboration partners may not devote sufficient resources to the commercialization of our product candidates or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may contain provisions that are not favorable to us, or the favorability of which is dependent on conditions that are out of our control or unknowable at the time of execution. In addition, any collaboration that we enter into may be unsuccessful in the development and commercialization of our product candidates. In some cases, we may be responsible for continuing pre-clinical and initial clinical development of a product candidate or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators for our product candidates, we would face increased costs, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them. As a result, we might fail to commercialize products or programs for which a suitable collaborator cannot be found. If we fail to achieve successful collaborations, our operating results and financial condition could be materially and adversely affected.

Our success depends greatly on the success of Berubicin’s development for the treatment of glioblastoma, and our pipeline of product candidates beyond this lead indication is extremely early stage and limited.

Other than Berubicin, we do not have any other drug candidates in our portfolio. As such, we are dependent on the success of Berubicin in the near term. We cannot provide you any assurance that we will be able to successfully advance Berubicin through the development process.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the diseases that we are targeting before we do or may develop drugs that are deemed to be more effective or gain greater market acceptance than ours. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. In addition, many universities and private and public research institutes may become active in our target disease areas. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than any of our product candidates that we are currently developing or that we may develop, which could render our products obsolete or noncompetitive.

If our competitors market products that are more effective, safer or less expensive or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, because of our limited resources, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

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We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

We may from time to time seek to enforce our intellectual property rights against infringers when we determine that a successful outcome is probable and may lead to an increase in the value of the intellectual property. If we choose to enforce our patent rights against a party, then that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. Additionally, the validity of our patents and the patents we have licensed may be challenged if a petition for post grant proceedings such as interpartes review and post grant review is filed within the statutorily applicable time with the U.S. Patent and Trademark Office (USPTO). These lawsuits and proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our intellectual property rights. In addition, in recent years the U.S. Supreme Court modified some tests used by the USPTO in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of a challenge of any patents we obtain or license.

We may be subject to claims that our employees and contractors have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.

We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.

We currently have no full-time and 2 part-time employees. We also have 2 officers serving as part-time contractors. As we advance our product candidates through pre-clinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we may need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

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We are highly dependent on the development, regulatory, commercialization and business development expertise of our management team, key employees and consultants. If we lose one or more of our executive officers or key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers or key employees or consultants may terminate their employment at any time. Replacing executive officers, key employees and consultants may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel and consultants. Our failure to retain key personnel or consultants could materially harm our business.

In addition, we have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into noncompete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

Our chief executive officer, chief medical officer and our chief financial officer are currently working for us on a part-time basis. Our chief executive officer and chief medical officer, also provide services for other companies in our industry and such other positions may create conflicts of interest for such officers in the future.

Three of our key employees are currently part-time and provide services for other biotechnology development efforts, including companies, with respect to our chief executive officer and chief medical officer, which are developing anti-cancer drug candidates. Specifically, John M. Climaco, our chairman and chief executive officer, is also serving as a director for Moleculin Biotech, Inc., a company also actively developing anticancer drugs. Matthew Lourie, our chief financial officer, is currently also providing consulting services related to financial reporting to other public and private entities. Sandra Silberman, our chief medical officer, is also the chief medical officer for New Products at Moleculin, as well as a consultant for JW Pharmaceutical Corporation, Synteract, Inc. and Trovagene, Inc.

If we complete at least the minimum offering, Mr. Climaco will begin providing full-time services to our company. As we progress, if the full-time services of a CFO are required and the current officers cannot provide that level of commitment, we will need to identify a suitable CFO who can dedicate such time to our company. We can provide no assurance that we will be able to successfully identify and retain a qualified candidate for this position.

In addition to our officers’ part-time status, since Mr. Climaco and Dr. Silberman are associated with other companies that are developing anti-cancer drug candidates, they may encounter conflicts of interest in the future. Although we do not believe that the drug candidates we are currently pursuing compete with the types of drug candidates being pursued by the other companies Mr. Climaco and Dr. Silberman are associated with, there is no assurance that such conflicts will not arise in the future.

We do not expect that our insurance policies will cover all of our business exposures thus leaving us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. In particular, we do not carry product liability insurance covering any clinical trials liability that we may incur. Although we intend to obtain such insurance before we commence any clinical trials, there can be no assurance that we will secure adequate insurance coverage or that any such insurance coverage will be sufficient to protect our operations to significant potential liability in the future. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

Although dependent on certain key personnel, we do not have any key man life insurance policies on any such people.

We are dependent on John M. Climaco, Sandra Silberman, MD PhD, and Matthew Lourie in order to conduct our operations and execute our business plan, however, we have not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, if any of John M. Climaco, Sandra Silberman, MD PhD, or Matthew Lourie die or become disabled, we will not receive any compensation to assist with such person’ s absence. The loss of such person could negatively affect us and our operations.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

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Risks Related to Our Common Stock and this Offering

Our executive officers, directors, major stockholder and their respective affiliates will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this offering, and assuming the conversion of all of our outstanding convertible notes upon the closing of this offering, the existing holdings of our executive officers, directors, major stockholders and their affiliates, will be, in the aggregate, approximately 63% of our outstanding common stock, assuming we complete the minimum offering, and approximately 58% of our outstanding common stock, assuming we complete the maximum offering. As a result, these stockholders will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being acquired in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our company; (2) impeding a merger, consolidation, takeover or other business combination involving our company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to fund development costs for Berubicin and for working capital. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The best efforts structure of this offering may yield insufficient gross proceeds to fully execute on our business plan.

We are offering our common stock in this offering on a best efforts basis. No underwriter is required to sell any specific number or dollar amount of common stock, but any broker-dealers we retain will use their best efforts to sell the shares offered by us. It is a condition to this offering that, upon the closing of the offering, our common stock would qualify for listing on the Nasdaq Capital Market. In order to list, the Nasdaq Capital Market requires that, among other criteria, at least 1,000,000 publicly-held shares of our common stock be outstanding, the shares be held in the aggregate by at least 300 round lot holders, the market value of the publicly-held shares of our common stock be at least $15.0 million, our stockholders’ equity after giving effect to the sale of our shares in this offering be at least $4.0 million, the bid price per share of our common stock be $4.00 or more, and there be at least three registered and active market makers for our common stock. As a “best efforts” offering, there can be no assurance that we will successfully raise this minimum amount, that the offering will satisfy the listing conditions required to trade our common stock on the Nasdaq Capital Market or that the offering contemplated by this offering circular will ultimately be completed or will result in any proceeds being made available to us.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this offering circular, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

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After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We will incur increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we will incur additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and the national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $_____ per share if the minimum number of shares are sold and $_____ per share if the maximum number of shares are sold, based on a $6.00 initial public offering price, for purposes of the dilution calculations we have assumed the conversion of all of our outstanding unsecured convertible promissory notes into shares of our common stock contemporaneously with the closing of this offering (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The number of shares set forth above assumes no such limitation on the conversion of the notes. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Prior to this offering commencing, our articles of incorporation will be amended to authorize us to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

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As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of this offering;

•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, other than the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

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Special Note Regarding Forward-Looking Statements

This offering circular contains forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this offering circular and are subject to a number of risks, uncertainties and assumptions described under the sections in this offering circular entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this offering circular. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. Examples of our forward-looking statements include:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our product candidates;

•	the success of our clinical trials through all phases of clinical development;

•	compliance with obligations under intellectual property licenses with third parties;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to commercialize our product candidates;

•	market acceptance of our product candidates;

•	competition from existing products or new products that may emerge;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. The forward-looking statements contained in this offering circular are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

This offering circular also incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

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Dilution

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price of $6.00. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of March 31, 2018, our net tangible book value was $34,967, or $0.003 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After (i) giving effect to the sale of 1,000,000 shares of common stock (minimum) and 2,500,000 shares of common stock (maximum) in this offering at an offering price of $6.00 per share, (ii) after deducting estimated offering expenses payable by us of $375,000, (iii) assuming the conversion of all of our outstanding unsecured convertible promissory notes into 4,260,942 shares of our common stock contemporaneously with the closing of this offering (exclusive of shares issuable for accrued interest under such notes), and (iv) assuming the conversion of our outstanding SAFE securities into 125,113 shares of common stock contemporaneously with the closing of this offering, our pro forma net tangible book value per share would have been $0.33 (minimum) and $0.78 (maximum) per share. This represents an immediate increase in pro forma net tangible book value per share of $0.33 (minimum) and $0.78 (maximum) per share to our existing stockholders and immediate dilution of $5.67 (minimum) and $5.22 (maximum) per share to new investors purchasing shares at the public offering price of $6.00 per share. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of March 31, 2018.

	Minimum	Maximum
Assumed public offering price per share	$6.00	$6.00
Net tangible book value per share on March 31, 2018	$0.00	$0.00
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.33	$0.78
Adjusted net tangible book value per share after this offering	$0.33	$0.78
Dilution in net tangible book value per share to new investors	$5.67	$5.22

The following tables set forth, as of March 31, 2018, the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at the public offering price of $6.00 per share.

Minimum Offering

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing investors before this offering	10,536,004	91.3%	$491,415	7.6%	$0.05
Investors purchasing shares in this offering	1,000,000	8.7%	6,000,000	92.4%	$6.00
Total	11,536,004	100%	$6,491,415	100%	$0.56

Maximum Offering

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing investors before this offering	10,536,004	80.8%	$491,415	3.2%	$0.05
Investors purchasing shares in this offering	2,500,000	19.2%	15,000,000	96.8%	$6.00
Total	13,036,004	100%	$15,491,415	100%	$1.19

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Use Of Proceeds

Based on an initial public offering price of $6.00 per share, we estimate that the net proceeds from this offering, after deducting commissions and expenses payable by us and other offering expenses payable by us, will be approximately $5.2 million if we sell a minimum of 1,000,000 shares and approximately $13.6 million if we sell all 2,500,000 shares of our common stock in this offering. However, this is a best efforts offering and there is no assurance that we will sell any shares or receive any proceeds.

We intend to use the proceeds from this offering as follows:

	Minimum Offering	Maximum Offering
Gross Proceeds	$6,000,000	$15,000,000
Offering expenses (underwriting commissions, underwriter expenses and company offering expenses) (1)	$795,000	$1,425,000
Net proceeds	$5,205,000	$13,575,000

Use of Proceeds
Phase 2 trial for Berubicin (2)	$3,975,000	$10,212,500
Other research and development	–	$1,130,000
Working capital	$1,230,000	$2,232,500

(1)     This table assumes broker-dealer commissions of 7% of the gross offering proceeds. The underwriter has agreed to a commission of 5% for purchases made by Company sourced investors.

(2)     If we complete the maximum offering, we estimate that we will have sufficient funds to complete the Phase 2 clinical trial for Berubicin. If we complete the minimum offering, we estimate that we will require additional financing of approximately $7.0 million to complete the trial plus such additional working capital to fund our operations during the pendency of the trial. The timing and costs of clinical trials are difficult to predict and as such the foregoing estimates may prove to be inaccurate.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.

As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management and board of directors will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

Dividend Policy

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this offering circular.

Overview

We are a pre-clinical stage pharmaceutical company organized as a Nevada corporation on July 27, 2017 to focus on the development of anticancer drug candidates for the treatment of brain and central nervous system tumors, which drug candidates are based on a license agreement with HPI, and a collaboration and asset purchase agreement with Reata.

We believe our lead drug candidate, Berubicin, if approved by the FDA, may be a significant discovery in the treatment of glioblastoma. Glioblastoma are tumors that arise from astrocytes, which are star-shaped cells making up the supportive tissue of the brain. These tumors are usually highly malignant (cancerous) because the cells reproduce quickly and they are supported by a large network of blood vessels. Berubicin is an anthracycline, which is a class of drugs that are among the most powerful chemotherapy drugs known. Berubicin is the first anthracycline shown to cross the BBB and target cancer cells. While our current focus is solely on the development of Berubicin, we are also in the process of attempting to secure intellectual property rights in additional compounds that may be developed into drugs to treat cancers.

Plan of Operations

Our plan of operations is primarily focused on using the proceeds from this offering to complete a Phase 2 clinical trial for Berubicin. We intend to use the proceeds from this offering as follows:

	Minimum Offering	Maximum Offering
Gross Proceeds	$6,000,000	$15,000,000
Offering expenses (underwriting commissions, underwriter expenses and company offering expenses) (1)	$795,000	$1,425,000
Net proceeds	$5,205,000	$13,575,000

Use of Proceeds
Phase 2 trial for Berubicin (2)	$3,975,000	$10,212,500
Other research and development	--	$1,130,000
Working capital	$1,230,000	$2,232,500

(1)     This table assumes broker-dealer commissions of 7% of the gross offering proceeds. The underwriter has agreed to a commission of 5% for purchases made by Company sourced investors.

(2)     If we complete the maximum offering, we estimate that we will have sufficient funds to complete the Phase 2 clinical trial for Berubicin. If we complete the minimum offering, we estimate that we will require additional financing of approximately $6.0 million to complete the trial plus such additional working capital to fund our operations during the pendency of the trial. The timing and costs of clinical trials are difficult to predict and as such the foregoing estimates may prove to be inaccurate.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.

We recognize that following the completion of this offering, we will need to raise additional capital in order to meet its obligations and execute its business plan within the next two years. If we are unable to raise sufficient additional funds through this offering, we will be required to develop and implement an alternative plan to further extend payables, reduce overhead or scale back our business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

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Recent Business Developments

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata. Through this agreement, we purchased all of Reata’s rights, title, interest and previously conducted research and development results in the chemical compound commonly known as Berubicin. In exchange for these rights, we agreed to pay Reata an amount equal to 2.25% of the net sales of Berubicin for a period of 10 years from our first commercial sale of Berubicin plus $10,000. Reata also agreed to collaborate with the Company on the development of Berubicin, from time to time.

On December 28, 2017, we entered into a Technology Rights and Development Agreement with HPI. HPI is owned by Dr. Priebe whom controls a majority of our shares. Pursuant to this agreement, we obtained a worldwide exclusive license to the chemical compound commonly known as WP744. In exchange for these rights, we agreed to pay consideration to HPI as follows: (i) a royalty of 2% of net sales of any product utilizing WP744 for a period of ten years after the first commercial sale of such; (ii) $100,000 upon beginning Phase II clinical trials; (iii) $200,000 upon the approval by the FDA of a New Drug Application for any product utilizing WP744; (iv) a series of quarterly development payments totaling $750,000 beginning immediately after we raise $7,000,000 of investment capital; and (v) a $50,000 per year license fee. In addition, we issued 200,000 shares of our common stock to HPI upon execution of the agreement. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee.

Results of Operations

Period from July 27, 2017 (inception) through December 31, 2017

We were formed on July 27, 2017; therefore, the financial information for 2017 is from the inception through December 31, 2017.

General and Administrative Expense

General and administrative expense was $182,467 for the period from July 27, 2017 (inception) to December 31, 2017. The expense was mainly attributable to officer compensation of approximately $133,000 related to our chief financial officer and chief executive officer of which approximately $40,000 was paid in common stock. We also incurred approximately $47,000 of expenses related to audit and accounting, and legal costs.

Research and Development Expense

Research and development expense was $32,638 for the period from July 27, 2017 (inception) to December 31, 2017. The expenses incurred during the period were related to patent maintenance cost. We expect to incur increased research and development costs in the future as our product development activities expand.

Interest Expense

Interest expense of $4,257 included expense accrued on our notes payable and convertible notes payable issued in 2017 bearing interest at the rate of 10% per annum.

Net Loss

The net loss for the period from July 27, 2017 (inception) to December 31, 2017 was $219,362.

Three months ending March 31, 2018

General and Administrative Expense

General and administrative expense was $290,516 for the three months ended March 31, 2018. The expense was mainly attributable to advertising expenses related to our Regulation CF fundraising campaign hosted at www.Republic.co of approximately $160,000, professional fees of approximately $49,000 and employee compensation of approximately $70,000.

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Research and Development Expense

Research and development expense was $16,185 for the three months ending March 31, 2018. The expenses incurred during the period were related to patent maintenance cost. We expect to incur increased research and development costs in the future as our product development activities expand.

Interest Expense

Interest expense of $2,998 included expense accrued on our notes payable and convertible notes payable issued in 2017 bearing interest at the rate of 10% per annum.

Net Loss

The net loss for the three months ended March 31, 2018 was $309,699.

Liquidity and Capital Resources

On December 31, 2017, we had cash of $110,543 and we had a working capital deficit of $58,532. On March 31, 2018, we had cash of $242,689 and working capital of $34,967. We have historically funded our operations from proceeds from debt and equity sales.

Cash used in operating activities

Net cash used in operating activities was $112,197 for the period from July 27, 2017 (inception) to December 31, 2017 and $258,354 for the three months ending March 31, 2018 and mainly included payments made for officer compensation, marketing and professional fees to our consultants, attorneys and accountants for services related to completion of our audit and preparation of our public offering filings.

Cash provided by financing activities

Net cash provided by financing activities was $222,740 for the period from July 27, 2017 (inception) to December 31, 2017 and $390,500 for the three months ended March 31, 2018. We received $100,915 net proceeds from sale of our common stock and $121,825 from the issuance of notes payable and convertible notes payable during the period from July 27, 2017 (inception) to December 31, 2017 and $390,500 from the issuance of common stock during the three months ended March 31, 2018.

Since our inception and through March 31, 2018, we have funded our operations through the sale and issuance of common stock and convertible and non-convertible notes payable. From August to September 2017, we issued various convertible notes to our lenders. The note proceeds were $86,825. Each note bears interest at 10% per annum and are scheduled to mature on the earlier of one year after issuance or the completion of an initial public offering of our securities.

In March 2018, we commenced an offering pursuant to Regulation CF of the Securities Act pursuant to which we offered units of SAFE securities. The offering was terminated on June 11, 2018 and we issued $630,322 of SAFE securities. Pursuant to the terms of the SAFE securities, if we complete this offering and become listed on the Nasdaq Stock Market, the purchaser of the SAFE security will automatically receive a number of shares of our common stock equal to the purchase amount divided by the product of (a) 84% multiplied by (b) the public offering price per share in this offering, or $5.04 per share.

We do not have any material commitments for capital expenditures, although we are required to pay certain development fees to HPI as described in the section “- Recent Business Developments” above.

We will have additional capital requirements for 2018. We may need to seek additional financing, which may or may not be available to us, while we attempt to raise additional capital through the sale of our common stock pursuant to this offering circular once it is qualified by the SEC.

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JOBS Act and Recent Accounting Pronouncements

The recently enacted JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We have implemented all new accounting pronouncements that are in effect and may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Critical Accounting Policies

Use of Estimates in Financial Statement Presentation - The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Beneficial Conversion Feature - From time to time, the Company has issued convertible notes that have conversion prices that create an embedded beneficial conversion feature on the issuance date. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. The Company estimated the fair value of its common stock on the dates issued. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital, if any. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Stock-based Compensation - Employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Research and Development Costs - Research and development costs are expensed as incurred.

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Business

Overview

We are a pre-clinical stage pharmaceutical company organized as a Nevada corporation in July 2017 to focus on the development of anticancer drug candidates for the treatment of brain and central nervous system tumors, which are based on a license agreement with HPI and a collaboration and asset purchase agreement with Reata.

We believe our lead drug candidate, Berubicin, if approved by the FDA, may be a significant discovery in the treatment of glioblastoma. Glioblastoma are tumors that arise from astrocytes, which are star-shaped cells making up the supportive tissue of the brain. These tumors are usually highly malignant (cancerous) because the cells reproduce quickly and they are supported by a large network of blood vessels. Berubicin is an anthracycline, which is a class of drugs that are among the most powerful chemotherapy drugs known. Berubicin is the first anthracycline shown to cross the BBB and target cancer cells. While our current focus is solely on the development of Berubicin, we are also in the process of attempting to secure intellectual property rights in additional compounds that may be developed into drugs to treat cancers.

Berubicin was discovered at MD Anderson by Dr. Waldemar Priebe, the founder of the Company. Through a series of transactions, Berubicin was initially licensed to Reata. Reata conducted a successful Phase I clinical trial on Berubicin but subsequently allowed their IND with the FDA to lapse for strategic reasons. This will require us to obtain a new IND for Berubicin before beginning further clinical trials.

We do not have manufacturing facilities and all manufacturing activities are contracted out to third parties. Additionally, we do not have a sales organization.

On November 21, 2017, we entered into a Collaboration and Asset Purchase Agreement with Reata (the “Reata Agreement”). Pursuant to the Reata Agreement we purchased all of Reata’s intellectual property and development data regarding Berubicin, including all trade secrets, knowhow, confidential information and other intellectual property rights, which we refer to as the Reata Data. Our review of the Reata Data leads us to believe that Berubicin may have greater potential for efficacy and safety in glioblastoma patients than currently available therapies.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7,000,000 within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of an NDA for Berubicin; and (v) 200,000 shares of our common stock.

With the Reata Agreement and the HPI License, if we are able to raise $7.0 million in this offering, we believe we will have obtained all rights and intellectual property necessary to develop Berubicin. As stated earlier, it is the Company’s plan to obtain additional intellectual property covering other compounds which, subject to the receipt of additional financing, may be developed into drugs for brain and other cancers.

Market for Berubicin

We were created to specialize in the discovery and development of novel treatments for brain tumors. Our main focus is currently the development and testing of Berubicin. Berubicin is the first anthracycline shown in animal models to cross the blood brain barrier and target cancer cells. In 2009, the prior developer of Berubicin completed its Phase 1 clinical trial in patients diagnosed with brain cancers, including glioblastoma, the most aggressive form of brain cancer.

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Currently, there are no effective therapies for glioblastoma. In the clinical trial completed in February 2009, Berubicin demonstrated one durable complete response (considered clinically to be a cure) lasting over 11 years in a glioblastoma patient. In a prior clinical trial, Berubicin has also shown promising data in a patient population that currently has a dismal median survival rate of only 14.6 months from glioblastoma diagnosis and few effective therapeutic options. If the early results are proven to be reproducible and if we secure regulatory approval to market Berubicin, its ability to cross the BBB combined with its mechanism of action, more thoroughly discussed below, has the potential to transform the treatment for this deadly cancer.

In the United States, 22,850 new glioblastoma patients are diagnosed and 15,300 patients die of this deadly disease annually (National Cancer Institute 2015). Due to the lack of effective therapies, the five-year survival rate of glioblastoma ranges from 13% for younger aged patients (20 to 44 years) to 1% for older populations. The current standard for treatment is surgery, radiation, and chemotherapy with temozolomide (“TMZ”). TMZ, the current standard of treatment for glioblastoma, has limited efficacy. In the TMZ final clinical trial performed before submitting for FDA approval (573 patients), overall survival was only improved by 2.5 months versus radiation alone.

Based on the compelling data relating to the mechanism of action of Berubicin, as well as initial clinical results in the Phase 1 study completed by the prior developer of Berubicin, we are planning a multicenter Phase 2 study that will evaluate the efficacy of Berubicin in subjects who have glioblastoma that has recurred or progressed following prior radiation therapy and TMZ, which are the standards of care for newly diagnosed glioblastoma. Efficacy will be measured in terms of progression-free survival, which is a major endpoint in studies of glioblastoma, using accepted methodology (magnetic resonance imaging, MRI, including both pre- and post-gadolinium T1-weighted scans and T2/fluid attenuated inversion recovery (FLAIR) images), corticosteroid usage, and neurologic status (as measured by neurologic exam and the patient’s performance on standardized exams). All of these are considered important in terms of a disease that after failure of primary therapy is almost uniformly fatal.

Assuming data from the above described Phase 2 study is positive, at its completion we intend to either look for a partner with which to conduct a Phase 3 study, or to raise sufficient capital to conduct such a study on our own. The goal of these studies is to develop a body of evidence to support a successful application with the U.S. Food and Drug Administration (FDA) and/or other similar regulatory agencies around the world. Should we obtain approval from the FDA or other international regulatory agencies to market Berubicin, we will either partner with third parties to sell and distribute it to physicians and patients, or we will develop our own sales force to do so.

Berubicin

Our first product under development is Berubicin, a development stage anthracycline intended to treat glioblastoma. Berubicin is an anthracycline, a class of drugs that are among the most powerful chemotherapy drugs known. Berubicin intercalates into DNA and interrupts topoisomerase II activity, resulting in the inhibition of DNA replication and repair, and RNA and protein synthesis. Unlike other anthracycline derivatives, Berubicin has been shown in animal models to cross the blood brain barrier and targets cancer cells, specifically glioblastoma.

Glioblastoma has an unfavorable prognosis mainly due to its high propensity for tumor recurrence, which is inevitable after a median survival time of 32–36 weeks. A plethora of monotherapy and combination chemotherapy strategies have been evaluated in patients with recurrent glioblastoma. Although these can result in some minor improvements in progression-free survival, with an estimation of approximately 30% after six months, no obvious increase in survival has been associated with any particular regimen.

Despite aggressive initial treatment, most patients develop recurrent diseases which can be treated with reresection, systemic treatment with targeted agents or cytotoxic chemotherapy, reirradiation, or radiosurgery. Research into novel therapies is investigating alternative temozolomide regimens, convection-enhanced delivery, immunotherapy, gene therapy, antiangiogenic agents, poly ADP ribose polymerase inhibitors, or cancer stem cell signaling pathways. Overall, the 5-year survival rate is <10%, with a final mortality rate of close to 100%. Therefore, the development of novel therapeutic options for patients with recurrent glioblastoma remains a priority.

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Less than 40% of glioblastoma patients have a genetic variation which makes their tumors initially more responsive to TMZ. However, because nearly all these patients will quickly become resistant, Berubicin could be prescribed after failure with TMZ. In the remaining 60% of patients, Berubicin could become the primary drug treatment because TMZ is ineffective in this patient population. Berubicin received an Orphan Drug designation by the FDA in 2013, providing seven years of marketing exclusivity after FDA approval. Furthermore, should our human trials demonstrate a significant improvement in glioblastoma patient outcomes, the FDA may grant us an accelerated review schedule under its Breakthrough Therapy Designation.

Given the short-term efficacy and low survival rate of glioblastoma and other CNS patient groups, we believe there is a significant unmet need, and financial opportunity.

Berubicin Clinical Trial

In the first clinical trial for Berubicin, which was referred to as Study RTA 744-C-0401, one patient achieved a complete response. The patient remained on study through seven cycles of therapy before being withdrawn for elevated liver function tests unrelated to drug study. The patient was under observation from November 2006 and remained disease free as of December 31, 2008. The patient remains disease free and clinically stable as of March 28, 2018, at his last clinical visit.

Study design

Study RTA 744-C-0401 was a Phase I dose-finding and pharmacokinetic study of intravenous Berubicin injection in patients with recurrent or refractory anaplastic astrocytoma, anaplastic oligodendroglioma, anaplastic mixed oligo-astrocytoma, glioblastoma multiforme or gliosarcoma, with or without concurrent treatment with enzyme-inducing anticonvulsant drug therapy.

The study was an open-label, accelerated dose-escalation study to determine the maximum tolerated dose (“MTD”) starting with patients who were not taking concurrent enzyme-inducing anticonvulsant drugs. Intra-patient dose-escalation was allowed after a patient had received a minimum of 4 cycles. Berubucin injection was administered either daily for three consecutive days repeated every three weeks (Group A), or once-weekly for four-consecutive weeks repeated every five weeks (Group C). Enrollment in a planned dose escalation Group B (patients on enzyme-inducing anticonvulsant drugs) was not initiated after it was determined that the standard of care had changed and an insufficient number of patients being treated with enzyme-inducing anticonvulsant drugs would make it difficult to accrue the requisite number of patients to this group. The MTD was determined in a stepwise fashion for the remaining two groups of patients: initially, patients who were not taking concurrent enzyme-inducing anticonvulsant drugs were enrolled in “Group A”. Once the MTD was determined in Group A, a new group of patients (Group C) was enrolled into the study to evaluate the tolerability and MTD of Berubicin when administered once a week.

Study Objectives

Primary objectives:

•	To determine the MTD and dose limiting toxicity of Berubicin injection in patients with recurrent or refractory primary brain tumors;
•	To determine the qualitative and quantitative toxic effects of Berubicin injections;
•	To characterize these two primary objectives in: a) patients who were not receiving enzyme-inducing anticonvulsant drugs and received Berubicin administered three times daily every 21 days (Group A); b) patients who were receiving concurrent enzyme-inducing anticonvulsant drugs and received Berubicin administered three times daily every 21 days (Group B); and c) patients who were not receiving enzyme-inducing anticonvulsant drugs and received Berubicin administered once weekly for four weeks repeated every five weeks (Group C).

Secondary objectives:

•	To characterize the multiple-dose pharmacokinetics of Berubicin in patients enrolled in the 3 groups described above;
•	To document any potential antitumor activity of Berubicin in those patients with measurable disease.
•	To correlate pharmacokinetic information with clinical (efficacy and safety) responses.

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Study Results

The first patient was enrolled in the study in November 2005 and as of February 2009, the study was closed to accrual with no active patients remaining on study. Berubicin was administered to a total of 54 patients (35 male and 19 female) with ages ranging from 25 to 70 years. Of the 54 total patients treated, six new patients (four males and two females) were enrolled onto the study and treated during this report period. One additional male patient remained on treatment during this report period. Thirty-seven of the patients (69%) entered the study with a diagnosis of glioblastoma multiforme, seven of which were secondary to transformation from anaplastic astrocytoma. Time since initial brain tumor diagnosis ranged from four months to 301 months (for a patient diagnosed with childhood anaplastic astrocytoma).

Efficacy: Twenty-five of the 35 patients enrolled in Group A were evaluable for response (under the Macdonald criteria described below). One patient administered Berubicin at 2.4 mg/m2/day achieved a complete response. The patient remained on study through 7 cycles of therapy before being withdrawn for elevated liver function tests unrelated to drug study. The patient was under observation from November 27, 2006 and remained disease free as of March 28, 2008. The patient remains disease free and clinically stable as of March 28, 2018, at his last clinical visit.

One additional patient (7.5 mg/m2/day) achieved an unconfirmed partial response as best recorded response. The patient had an 80% reduction in tumor volume after two cycles of therapy. At the end of four cycles of therapy, although the initial lesion remained reduced, the patient developed a new lesion on MRI and was assessed as having disease progression. Ten additional patients in Group A had stable disease of 2-to-8 cycles in duration; median four cycles (12 weeks). In Group C, seven patients were evaluable for response and all had progressive disease. Twelve patients were discontinued from the study prior to the end of cycle 2 due to clinical deterioration and/or disease progression.

Macdonald criteria. The Macdonald criteria, similarly to other systems, divides response into four types of response based on imaging (MRI) and clinical features:

1.	complete response
2.	partial response
3.	stable disease
4.	progression

The measurements are obtained from axial post contrast T1 images. The maximal diameter is obtained, and then the second diameter is obtained at right angles to the first. The product of these measurements is then used for the purpose of comparison.

Complete response

•	Imaging features
o	Disappearance of all enhancing disease (measurable and non-measurable)
o	Sustained for at least four weeks
o	No new lesions

•	Clinical features
o	No corticosteroids
o	Clinically stable or improved

Partial response

•	Imaging features
o	50% or more decrease of all measurable enhancing lesions
o	Sustained for at least 4 weeks
o	No new lesions

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•	Clinical features
o	Stable or reduced corticosteroids
o	Clinically stable or improved

Stable disease

•	Imaging features
o	Does not qualify for complete response, partial response or progression
•	Clinical features
o	Clinically stable

Progression

•	Imaging features
o	25% of more increase in enhancing lesions
o	Any new lesions
•	Clinical features
o	Clinical deterioration

Summary of Adverse Events: The most commonly reported adverse events (>8 patients reporting the highest grade experienced) for all CTC grades of severity and regardless of relationship to study medication were: lymphopenia, leukopenia, neutropenia, headache, pyramidal tract syndrome, speech disorders, constipation, nausea, fatigue, gait disturbance, memory impairment, anorexia, peripheral edema, contusion, convulsion, dizziness, Cushingoid facies, urinary tract infection, back pain, muscular weakness, myalgia, confusional state, and dyspnea. The large number of central nervous system events is consistent with the underlying central nervous system malignant disease in these patients, and hematologic toxicity is consistent with the known toxicities of the anthracycline class of medications. Hematological toxicities were the most frequent adverse event and tended to increase in frequency as the dose increased.

Competition

The current standard for treatment from glioblastoma is surgery, radiation, and chemotherapy with TMZ. While the percentage of patients who survive two years from diagnosis of glioblastoma has more than tripled in the last five years, from 8% to 25%, largely because of the use of temozolomide, five-year, progression free survival remains dismal. There are currently at least 87 different experimental therapies under development in the United States. Thus, we operate in a highly competitive segment of the pharmaceutical market, which market is highly competitive as a whole. We face competition from numerous sources including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Many of our competitors may have significantly greater financial, product development, manufacturing and marketing resources. Additionally, many universities and private and public research institutes are active in cancer research, and some may be in direct competition with us. We may also compete with these organizations to recruit scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Intellectual Property

Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7,000,000 within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee.

Governmental Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. The pharmaceutical drug product candidates that we develop must be approved by the FDA before they may be marketed and distributed.

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In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. Pharmaceutical products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA and related enforcement activity could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a pharmaceutical product may be marketed in the United States generally involves the following:

•	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

•	Submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical studies may begin;

•	Performance of adequate and well-controlled human clinical studies according to the FDA’s current good clinical practices (“GCP”), to establish the safety and efficacy of the proposed pharmaceutical product for its intended use;

•	Submission to the FDA of an NDA for a new pharmaceutical product;

•	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the pharmaceutical product is produced, to assess compliance with current good manufacturing practices (“cGMP”), to assure that the facilities, methods and controls are adequate to preserve the pharmaceutical product’s identity, strength, quality and purity;

•	Potential FDA audit of the preclinical and clinical study sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals, and continued compliance is inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the pharmaceutical product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the pharmaceutical product candidate. These early proof-of-principle studies are done using sound scientific procedures and thorough documentation. The conduct of the single and repeat dose toxicology and toxicokinetic studies in animals must comply with federal regulations and requirements including good laboratory practices. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA has concerns and notifies the sponsor. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. If resolution cannot be reached within the 30-day review period, either the FDA places the IND on clinical hold or the sponsor withdraws the application. The FDA may also impose clinical holds on a pharmaceutical product candidate at any time before or during clinical studies for various reasons. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical studies to begin, or that, once begun, issues will not arise that suspend or terminate such clinical study.

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Clinical studies involve the administration of the pharmaceutical product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the clinical study sponsor’s control. Clinical studies are conducted under protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, how the results will be analyzed and presented and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical studies must be conducted in accordance with GCP. Further, each clinical study must be reviewed and approved by an independent institutional review board (“IRB”) at, or servicing, each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical studies are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical study subject or his or her legal representative and must monitor the clinical study until completed.

Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1: The pharmaceutical product is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients, with a goal of characterizing the safety profile of the drug and establishing a maximum tolerable dose (“MTD”).

•	Phase 2: With the maximum tolerable dose established in a Phase 1 trial, the pharmaceutical product is evaluated in a limited patient population at the MTD to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases, to determine dosage tolerance, optimal dosage and dosing schedule and to identify patient populations with specific characteristics where the pharmaceutical product may be more effective.

•	Phase 3: Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical studies are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. The studies must be well controlled and usually include a control arm for comparison. One or two Phase 3 studies are usually required by the FDA for an NDA approval, depending on the disease severity and other available treatment options. In some instances, an NDA approval may be obtained based on Phase 2 clinical data with the understanding that the approved drug can be sold subject to a confirmatory trial to be conducted post-approval.

Post-approval studies, or Phase 4 clinical studies, may be conducted after initial marketing approval. These studies are often used to gain additional experience from the treatment of patients in the intended therapeutic indication. The FDA also may require Phase 4 studies, Risk Evaluation and Mitigation Strategies (“REMS”) and post-marketing surveillance, among other things, to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical studies may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the pharmaceutical product has been associated with unexpected serious harm to patients.

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Concurrent with clinical studies, companies may complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the pharmaceutical product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the pharmaceutical product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final pharmaceutical product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the pharmaceutical product candidate does not undergo unacceptable deterioration over its shelf life.

The results of product development, preclinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the pharmaceutical product, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees. A waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA has 10 months after the 60-day filing date in which to complete its initial review of a standard review NDA and respond to the applicant, and six months after the 60-day filing date for a priority review NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs.

After the NDA submission is accepted for filing, the FDA reviews the NDA application to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel pharmaceutical products or pharmaceutical products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the pharmaceutical product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the pharmaceutical product. If the FDA concludes that a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites as well as the site where the pharmaceutical product is manufactured to assure compliance with GCP and cGMP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. In addition, the FDA will require the review and approval of product labeling.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical studies. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

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If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical studies designed to further assess pharmaceutical product safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new pharmaceutical products that meet certain criteria. Specifically, new pharmaceutical products are eligible for Fast Track designation if they are intended to treat a serious condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, if the FDA determines that the schedule is acceptable and if the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for market, including a Fast Track program, may also be eligible for other FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it is intended to treat a serious condition and it offers a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new pharmaceutical product designated for priority review in an effort to facilitate the review. Additionally, accelerated approval may be available for a product intended to treat a serious condition that provides meaningful therapeutic benefit over existing treatments, which means the product may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on an intermediate clinical endpoint. As a condition of accelerated approval, the FDA may require the sponsor to perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires pre-approval of promotional materials for products receiving accelerated approval, which could impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-Approval Requirements

Any pharmaceutical products for which the Company receives FDA approvals are subject to continuing regulation by the FDA, including, among other things, cGMP compliance, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions on promoting pharmaceutical products for uses or in patient populations that are not described in the pharmaceutical product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, actions by the U.S. Department of Justice and/or U.S. Department of Health and Human Services’ Office of Inspector General, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available pharmaceutical products for off-label uses, manufacturers may not directly or indirectly market or promote such off-label uses.

We expect to rely on third parties for the production of clinical and commercial quantities of our products. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Pharmaceutical product manufacturers and other entities involved in the manufacture and distribution of approved pharmaceutical products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

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Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical product candidates for which we may obtain regulatory approval. In the United States and in markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part upon the availability of reimbursement from third-party payers. Third-party payers include government payers such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. The process for determining whether a payer will provide coverage for a pharmaceutical product may be separate from the process for setting the price or reimbursement rate that the payer will pay for the pharmaceutical product. Third-party payers may limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not, and frequently does not, include all of the FDA-approved pharmaceutical products for a particular indication. Third-party payers are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. A payer’s decision to provide coverage for a pharmaceutical product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, in the United States there is a growing emphasis on comparative effectiveness research, both by private payers and by government agencies. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our pharmaceutical product candidates may not be considered medically necessary or cost-effective. To the extent other drugs or therapies are found to be more effective than our products, payers may elect to cover such therapies in lieu of our products and/or reimburse our products at a lower rate.

Orphan Drug exclusivity prevents for seven years the approval of another product with the same active moiety for the same rare disease. If a product is a new chemical entity (i.e., generally that the moiety has not previously been approved), it may receive five years of exclusivity, during which period FDA may not accept for review certain NDAs for another product with the same moiety. If approval of a product required new clinical data, it may convey three years of exclusivity against approval of certain NDAs for similar products.

The marketability of any pharmaceutical product candidates for which we may receive regulatory approval for commercial sale may suffer if the government and third-party payers fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect this will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we may receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Employees

As of March 31, 2018, we had no full-time employees and four part-time employees, and accordingly, a high percentage of the work performed for our development projects is outsourced to qualified independent contractors.

Legal Proceedings

We are not subject to any litigation.

Properties

Our corporate and executive offices are in located in a leased facility in Houston, Texas. We believe our facilities are sufficient to meet our current needs and that suitable space will be available as and when needed. We do not own any real property.

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Management

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of March 31, 2018. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
John M. Climaco	49	Chairman of the Board and Chief Executive Officer
Matthew Lourie	37	Chief Financial Officer
Sandra L. Silberman	63	Chief Medical Officer
Donald Picker	72	Director
Jerzy (George) Gumulka	68	Director

Set forth below is biographical information about each of the individuals named in the tables above:

John M. Climaco, Esq. – Chief Executive Officer and Director. Mr. Climaco joined CNS in September 2017 and currently serves on a part-time basis. Mr. Climaco has served in leadership roles in a variety of healthcare companies. From April 2015 to June 2017 Mr. Climaco served as the Executive Vice-President of Perma-Fix Medical S.A where he managed the development of a novel method to produce Technitium-99. Mr. Climaco also served as President and CEO of Axial Biotech, Inc., a DNA diagnostics company, from January 2003 to January 2013. In the process of taking Axial from inception to product development to commercialization, Mr. Climaco created strategic partnerships with Medtronic, Johnson & Johnson and Smith & Nephew. Mr. Climaco currently serves as a director of several public companies including Moleculin Biotech, Inc., a pharmaceutical company focused on anticancer drug candidates, where he has served since May 2017. Mr. Climaco has served on the boards of Digirad, Inc., a leading national provider of imaging services, since May 2012, and Birner Dental Management Services, Inc., a provider of practice management services in the dental industry, since June 2017. Mr. Climaco also served as a director of PDI, Inc., a provider of outsourced commercial services to pharma companies, in 2015, and InfuSystem Holdings, Inc., the largest supplier of infusion services to oncologists in the U.S, from April 2012 to April 2014. Mr. Climaco obtained his Juris Doctorate Degree from the University of California Hastings College of Law in San Francisco, CA in January 2000 and a Bachelors of Philosophy from Middlebury College in Middlebury, VT, in May 1991. Mr. Climaco is active with the State Bar of Utah.

Matthew Lourie, CPA – Chief Financial Officer. Mr. Lourie joined CNS in July 2017 and currently serves on a part-time basis. Mr. Lourie has extensive management, accounting and financial experience. Mr. Lourie currently owns and operates (founded May 2017) Fresh Notion Financial Services and provides consulting and reporting services to other public and private companies. Mr. Lourie served as an audit partner of the PCAOB registered firm MaloneBailey from November 2014 through April 2017, where he oversaw audits and financial reporting of SEC registrants. In addition, he served as the Corporate Controller of a public company with over 300 locations across the country from April 2013 through October 2014. Mr. Lourie is a graduate of the University of Houston where he earned both his Bachelor of Business Administration Accounting and his Masters of Science in Accounting. Mr. Lourie is a Certified Public Accountant in Texas.

Sandra L. Silberman, MD PhD – Chief Medical Officer. Dr. Silberman joined CNS in December 2017 and currently serves on a part-time basis. Dr. Silberman has played key roles in the development of many drugs including Gleevec™, for which she led the global clinical development at Novartis. Dr. Silberman advanced several original, proprietary compounds into Phases I through III during her work with leading international biopharmaceutical companies, including BristolMyers Squibb, AstraZeneca, Imclone, Eisai and Roche. Since 2006, Dr. Silberman has served as an Independent Consultant to the Biopharmaceutical Industry. Dr. Silberman is a Hematologist/Oncologist who earned her B.A., Sc.M. and Ph.D. from the Johns Hopkins University School of Arts and Sciences, School of Public Health and School of Medicine, respectively, and her M.D. from Cornell University Medical College, and then completed both a clinical fellowship in Hematology/Oncology as well as a research fellowship in tumor immunology at the Brigham & Women’s Hospital and the Dana Farber Cancer Institute in Boston, MA. Dr. Silberman also currently also serves as an attending physician in the Duke Hematology/Oncology Fellowship program at the Durham VA Medical Center.

Donald H. Picker, PhD – Director. Dr. Picker joined our board of directors on November 8, 2017. Dr. Picker joined Moleculin BioTech, Inc. in 2007 and is currently the President and Chief Operating Officer. In 2007, Dr. Picker became the CEO of IntertechBio. From 2006 to 2007, Dr. Picker was the President of Tapestry Pharmaceuticals. From 1998 to 2003, Dr. Picker was the CEO of Synergy Pharmaceuticals. Synergy was merged into Callisto Pharmaceuticals where he was Vice President of research and development until 2006. Dr. Picker led the development of carboplatin and cisplatin from concept to FDA approval. Dr. Picker received his BS degree from Brooklyn Polytechnic University and his PhD from SUNY Albany in 1975.

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Jerzy (George) Gumulka, PhD – Director. Dr. Gumulka joined our board of directors on November 8, 2017. Dr. Gumulka has been retired since 2016. From 2001 until his retirement he served as a Technology Manager, Special Projects/New Technology Platforms, Kraton Polymers US LLC and a Technical Director of Kraton Polymers do Brasil. Dr. Gumulka received a PhD from the University of Warsaw, Warsaw, Poland.

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the company.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors or director nominees, with the exception of Mr. Climaco, are independent as defined under the Nasdaq Rules.

Committees of the Board of Directors

Our board of directors will prior to this offering establish an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will operate under a charter that will be approved by our board of directors prior to this offering.

Audit Committee. Our audit committee will consist of three independent directors. The members of the audit committee will be ______________. The audit committee consists exclusively of directors who are financially literate. In addition, ______________ will be considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.

The audit committee responsibilities include:

•	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

•	engaging, retaining and terminating our independent auditor and determining the terms thereof;

•	assessing the qualifications, performance and independence of the independent auditor;

•	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

•	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•	producing a committee report for inclusion in applicable SEC filings;

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•	reviewing the adequacy and effectiveness of internal controls and procedures;

•	establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

•	reviewing transactions with related persons for potential conflict of interest situations.

Compensation Committee. Our compensation committee will consist of three independent directors. The members of the Compensation Committee will be ______________. The committee has primary responsibility for:

•	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

•	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

•	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

•	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

•	reviewing and recommending the level and form of non-employee director compensation and benefits.

Nominating and Governance Committee. The Nominating and Governance Committee will consist of three independent directors. The members of the Nominating and Governance Committee will be ______________. The Nominating and Governance Committee’s responsibilities include:

•	recommending persons for election as directors by the stockholders;

•	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

•	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

•	reviewing any stockholder proposals and nominations for directors;

•	advising the board of directors on the appropriate structure and operations of the board and its committees;

•	reviewing and recommending standing board committee assignments;

•	developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

•	making recommendations to the board as to determinations of director independence; and

•	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.

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The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.

Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.

Code of Business Conduct and Ethics

Prior to this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this offering, a copy of the code will be made available on the Corporate Governance section of our website, which is located at www.cnspharma.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

Compensation of Executive Officers

Summary Compensation Table

We were formed in July 2017. The following table shows the compensation awarded to or earned in our last fiscal year by our chief executive officer and our chief financial officer. We did not have any officers that received more than $100,000 in compensation. The persons listed in the following table are referred to herein as the “named executive officers.”

Summary Compensation Table – 2017

Name and Principal Position	Year	Salary($)	Stock awards ($) (1)	Total ($)
John Climaco, Chairman and Chief Executive Officer	2017	50,000	39,600 (2)	89,600

Matthew Lourie, Chief Financial Officer	2017	25,000	660 (3)	25,660

(1)          Represents the full grant date fair value of the stock awards calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officer. For a summary of the assumptions made in the valuation of the awards, please see Note 4 to our financial statements as of and for the period ended December 31, 2017 included in this offering circular.

(2)          In connection with Mr. Climaco’s employment agreement, we agreed that Mr. Climaco would purchase 900,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with us is terminated we have the right to repurchase from Mr. Climaco, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

(3)          On July 27, 2017, we entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as our Chief Financial Officer. In connection with the consulting agreement, we agreed that Mr. Lourie would purchase 15,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with us we have the right to repurchase from Mr. Lourie, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares. On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

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Narrative Disclosure to Summary Compensation Table

John Climaco

On September 1, 2017, we entered into an employment agreement with John Climaco pursuant to which Mr. Climaco agreed to serve as our Chief Executive Officer commencing on such date for an initial term of three years. Until such time as we complete an initial public offering and become listed on the Nasdaq Stock Market or until we raise $8.0 million in funding, Mr. Climaco will serve as our CEO on a 50% part-time basis. The agreement provides for an annual salary of $150,000 prior to us completing an initial public offering or raising $8.0 million in funding, after which Mr. Climaco’s salary will increase to $300,000.

In connection with Mr. Climaco employment agreement, we agreed that Mr. Climaco would purchase 900,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with us is terminated we have the right to repurchase from Mr. Climaco, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

If after we complete an initial public offering or raise $8.0 million in funding, Mr. Climaco’s employment is terminated at our election without “cause” (as defined in the agreement), which requires 90 days advance notice, or by Mr. Climaco for “good reason” (as defined in the agreement), Mr. Climaco shall be entitled to receive severance payments equal to nine months of Mr. Climaco’s base salary.

Matthew Lourie

On July 27, 2017, we entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as our Chief Financial Officer. The agreement provides for a monthly salary of $5,000, commencing August 1, 2017. The consulting agreement is terminable by either party on 30 days’ notice. In connection with the consulting agreement, we agreed that Mr. Lourie would purchase 15,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with us we have the right to repurchase from Mr. Lourie, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares. On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

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Outstanding Equity Awards

The following table sets forth certain information concerning our outstanding options for our named executive officers on December 31, 2017.

Outstanding Equity Awards At Fiscal Year-End—2017

Name	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
John Climaco	900,000 (1)	5,400,000

Matthew Lourie	30,000 (2)	180,000

(1)          In connection with Mr. Climaco employment agreement, we agreed that Mr. Climaco would purchase 900,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with us is terminated we have the right to repurchase from Mr. Climaco, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

(2)          On July 27, 2017, we entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as our Chief Financial Officer. In connection with the consulting agreement, we agreed that Mr. Lourie would purchase 15,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with us we have the right to repurchase from Mr. Lourie, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares. On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

(3)          Based on the initial public offering price of $6.00 per share.

Director Compensation

The following table sets forth the total compensation earned by our non-employee directors in 2017 (Mr. Climaco did not earn additional compensation during 2017 for his services on the Board, and his compensation is fully reflected in the “—Summary Compensation Table” above):

Name	Fees earned or paid in cash ($)	Option awards ($) (1)	Total ($)
Donald Picker	–	4,147	4,147
Jerzy (George) Gumulka	–	4,147	4,147

(1)          Represents the full grant date fair value of the option award our board approved and granted to each non-employee director, calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the director. For a summary of the assumptions made in the valuation of the awards, please see Note 4 to our financial statements as of and for the period ended December 31, 2017 included in this offering circular. As of December 31, 2017, the aggregate number of shares outstanding under all options to purchase our common stock held by our non-employee directors were: Dr. Picker – 100,000 shares; and Dr. Gumulka – 100,000 shares. None of our non-employee directors held stock awards other than options as of December 31, 2017.

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2017 Stock Plan

As of the date of this offering, we have adopted a 2017 Stock Plan (the “Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. The purpose of the Plan is to recognize contributions made to our company and its subsidiaries by key employees and non-employee directors and to provide them with additional incentive to achieve the objectives of our company. The following is a summary of the Plan.

Administration. The Plan will be administered by our board of directors, or, once constituted, the Compensation Committee of the board of directors (we refer to body administering the Plan as the “Committee”). The Committee will have full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under the Plan is 2,000,000. Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the Plan. The number of shares of common stock issuable under the Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the Plan. No award granted under the Plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees, including consultants, for purposes of the Plan and all non-employee directors are eligible to receive awards under the Plan. On March 31, 2018, six key employees and all non-employee directors were eligible to participate in the Plan.

Awards to Participants. The Plan provides for discretionary awards of stock options, stock awards and stock unit awards to participants. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the Plan.

Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the closing price of the common stock on the date on which the option is granted (“fair market value”), each option will expire ten years from the date of grant and no dividend equivalents may be paid with respect to stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the Code and thus be fully deductible by us for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date the Plan was adopted.

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Stock Awards. The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse, and the Committee in its discretion can accumulate and hold such amounts payable on any other stock awards until the restrictions on the stock award lapse.

Stock Units. The Committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that dividend equivalents otherwise payable on any performance-based stock units will be held by us and paid only to the extent the restrictions lapse, and the Committee in its discretion can accumulate and hold such amounts payable on any other stock units until the restrictions on the stock units lapse.

Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of the Company. Notwithstanding any other provision of the Plan or any award agreement, in the event of a “Change in Control” of the company, the Committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest target level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Amendment of Award Agreements; Amendment and Termination of the Plan; Term of the Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither the Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. (This prohibition on repricing without shareholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.)

No awards may be granted under the Plan on or after the tenth anniversary of the effective date of the Plan.

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Certain Relationships And Related Transactions

Upon the formation of CNS, for services rendered we issued 8,829,000 shares of our common stock to entities controlled by our founder Dr. Waldemar Priebe.

In connection with Mr. Climaco employment agreement, we agreed that Mr. Climaco would purchase 900,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Climaco’s employment with us is terminated we have the right to repurchase from Mr. Climaco, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

On July 27, 2017, we entered into a consulting agreement with an entity controlled by Matthew Lourie pursuant to which Mr. Lourie agreed to serve as our Chief Financial Officer. The consulting agreement is terminable by either party on 30 days’ notice. In connection with the consulting agreement, we agreed that Mr. Lourie would purchase 15,000 shares of our common stock at a purchase price of $0.001 per share; provided that if Mr. Lourie terminates his services with us we have the right to repurchase from Mr. Lourie, at a purchase price of $0.01 per share, the purchase shares as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares. On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Mr. Lourie for services. These shares are subject to same buyback provision as discussed above.

On December 28, 2017, we obtained the rights to a worldwide, exclusive royalty-bearing, license to the chemical compound commonly known as Berubicin from HPI in an agreement we refer to as the HPI License. Dr. Priebe controls HPI.

Under the HPI License we obtained the exclusive right to develop certain patented chemical compounds for use in the treatment of cancer anywhere in the world. Our rights pursuant to the HPI License are contingent on us raising at least $7,000,000 within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee. In the HPI License we agreed to pay HPI: (i) development fees of $750,000 over a three-year period beginning after the $7.0 million raise is complete; (ii) a 2% royalty on net sales; (iii) a $50,000 per year license fee; (iv) milestone payments of $100,000 upon the commencement of a Phase II trial and $1.0 million upon the approval of an NDA for Berubicin; and (v) 200,000 shares of our common stock.

Policies and Procedures for Related Party Transactions

Our audit committee charter will provide that our audit committee will be responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section occurred prior to the creation of our audit committee and the adoption of this policy.

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Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information, as of June 1, 2018, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our executive officers;

•	all directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o CNS Pharmaceuticals, Inc., 2100 West Loop South, Suite 900, Houston, TX 77027.

Name and address of beneficial owner	Shares beneficially owned prior to offering	Percentage owned prior to offering (1)	Percentage owned after offering
			Minimum	Maximum
John Climaco	900,000 (2)	8.5%	7.8%	6.9%
Matthew Lourie	30,000 (3)	*	*	*
Sandra Silberman	- (4)	*	*	*
Donald Picker	25,002 (5)	*	*	*
Jerzy (George) Gumulka	25,002 (5)	*	*	*
Directors and Officers as a group	980,004	9.3%	8.5%	7.5%
5% or greater shareholders
Waldemar Priebe	9,029,000 (6)	85.7%	78.3%	69.3%

*            Less than 1%.

(1)          Based on 10,536,004 shares of common stock outstanding as of June 1, 2018.

(2)          Consists of 900,000 shares of our common stock that we have the right to repurchase if Mr. Climaco’s employment with us is terminated, at a purchase price of $0.01 per share, as follows: (i) if the termination occurs prior to our raising $4.0 million we can repurchase 100% of the shares; (ii) if the termination occurs after we raise $4.0 million, but prior to us completing an initial public offering or raising $8.0 million in funding, we can repurchase 75% of the shares; and (iii) if the termination occurs after we complete an initial public offering or raise $8.0 million in funding, we can purchase a pro rata portion of 50% of the shares based on the portion of the three-year term remaining in Mr. Climaco’s employment term.

(3)           Consists of 30,000 shares of our common stock that we have the right to repurchase if Mr. Lourie terminates his services with us, at a purchase price of $0.01 per share, as follows: (i) if the termination occurs prior to our IPO we can repurchase 100% of the shares; (ii) if the termination occurs within one year of our IPO, we can repurchase two-thirds of the shares; and (iii) if the termination occurs within two years of our IPO, we can repurchase one-third of the shares.

(4)          Consists of shares underlying options to purchase 75,000 shares with exercise prices of $0.045 per share, and which vests in four equal annual installments succeeding date of grant, provided the individual is providing service to CNS on such vesting dates.

(5)          Consists of shares underlying options to purchase 100,000 shares with exercise prices of $0.045 per share, and which vests in 36 equal monthly installments succeeding date of grant, provided the individual is providing service to CNS on such vesting dates.

(6)           Of the amount in the table, 200,000 shares are held by Houston Pharmaceuticals, Inc. Dr. Priebe has voting and dispositive power over the shares held by Houston Pharmaceuticals, Inc.

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Description Of Capital Stock

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the CNS Pharmaceuticals, Inc. articles of incorporation and bylaws, which are included as exhibits to the offering statement of which this offering circular forms a part, and the applicable provisions of the Nevada Revised Statutes.

Our amended and restated articles of incorporation to be in effect prior to the completion of this offering will authorize us to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our 10% unsecured promissory notes will be automatically converted into 4,260,942 shares of common stock contemporaneously with the closing of this offering (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The number of shares set forth above assumes no such limitation on the conversion of the notes. Without giving effect to the conversion of our notes contemporaneously with the closing of this offering or the conversion of the SAFE instruments contemporaneously with the closing of this offering, we will have 11,536,004 shares of common stock outstanding (if the minimum number of shares are sold) or 13,036,004 shares of common stock outstanding (if the maximum number of shares are sold) immediately after the closing of this offering.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

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Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our articles of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Convertible Notes

In August 2017, we issued 10% convertible notes in an aggregate of $975 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $0.001 per share. The note holders also received in the aggregate warrants to purchase 289,575 shares of our common stock at an exercise price of $11.00 per share.

In August 2017, we issued 10% convertible notes in an aggregate of $23,450 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $0.0138 per share. The note holders also received in the aggregate warrants to purchase 504,644 shares of our common stock at an exercise price of $11.00 per share.

In September 2017, we issued 10% convertible notes in an aggregate of $62,400 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $0.045 per share. The note holders also received in the aggregate warrants to purchase 411,840 shares of our common stock at an exercise price of $11.00 per share.

On June 15, 2018, we entered into an agreement to issue 10% convertible notes in an aggregate of $300,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $1.50 per share.

None of the foregoing convertible notes will be convertible by the holder of such notes to the extent (and only to the extent) that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

Regulation CF Offering

In March 2018, we commenced an offering pursuant to Regulation CF of the Securities Act pursuant to which we offered units of SAFE securities. The offering was terminated on June 11, 2018 and we issued $630,572 of SAFE securities. Pursuant to the terms of the SAFE securities, if we complete this offering and become listed on the Nasdaq Stock Market, the purchaser of the SAFE security will automatically receive a number of shares of our common stock equal to the purchase amount divided by the product of (a) 84% multiplied by (b) the public offering price per share in this offering, or $5.04 per share.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

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Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our articles of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our articles of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Nevada Takeover Statute

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our amended and restated articles of incorporation or amended and restated bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

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Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our amended and restated articles of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our articles of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Nevada Revised Statutes. We expect to obtain additional directors’ and officers’ liability insurance coverage prior to the completion of this offering.

Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “CNSP”.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer and Trust.

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Shares Eligible For Future Sale

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the closing of this offering, we will have:

•	11,536,004 shares of common stock outstanding (if the minimum number of shares are sold) and 13,036,004 shares of common stock outstanding (if the maximum number of shares are sold);

•	4,260,942 shares of common stock that will issuable upon the conversion of our outstanding convertible notes (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The number of shares set forth assumes no such limitation on the conversion of the notes;

•	1,206,059 shares of common stock underlying outstanding warrants at an exercise price of $11.00 per share;

•	375,000 shares of common stock underlying outstanding options with a weighted average exercise price of $0.43 per share, which options vest over a three or four year period.

•	125,113 shares issuable to SAFE security holders at a conversion price of $5.04 per share.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders. None of the holders of shares of our common stock or securities exercisable for or convertible into shares of our common stock have any registration rights.

Lock-Up

Our executive officers, directors, and major stockholders, have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, during the period continuing through the date that is fifteen months after the date of this offering; provided that, notwithstanding the foregoing, commencing twelve months after this offering, the holders may sell the securities in a private offering, provided that the transferee has agreed in writing to be bound by the same terms described herein to the extent and for the duration that such terms remain in effect at the time of such transfer; provided further that Mr. Lourie’s lock-up agreement shall terminate prior to the date set forth above if he is no longer serving as an officer of our company.

Between December 2017 and March 2018, we sold 327,004 shares of common stock at $1.50 per share in a private placement. In connection with this offering, the investors agreed to the following lock-up agreement with respect to the purchased shares:

•	Until the 90th day after the date of this offering, the investor agreed not to sell, transfer or otherwise dispose of the purchased shares.

•	Between the 91st and 150th day after the date of this offering, the investor agreed not to sell, transfer or otherwise dispose of more than one-third of the purchased shares.

•	Between the 151st and 210th day after the date of this offering, the investor agreed not to sell, transfer or otherwise dispose of more than one-third of the purchased shares.

•	After the 210th day after the date of this offering, the investor will be entitled to sell the remaining one-third of the shares purchased without restriction.

•	The restrictions set forth in the above bullet will be released if, at any time, our common stock price is over $12.00 per share for five consecutive trading days; provided that such restrictions shall be reinstated until such time as the common stock price falls back below $12.00 per share.

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On June 15, 2018, we entered into an agreement to issue 10% convertible notes in an aggregate of $300,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $1.50 per share. In connection with this offering, the investors agreed to the following lock-up agreement with respect to the shares underlying the notes:

•	Until the later of six months after issuance of the note or the 90th day after the date our common stock is first listed for trading on a national securities exchange (the later of the six-month date or the 90th day after the first trading day, is referred to as the “Lock-Up Release Date”), the investor agreed not to sell, transfer or otherwise dispose of the shares.

•	Between the 1st and 60th day after the Lock-Up Release Date, the investor agreed not to sell, transfer or otherwise dispose of more than one-third of the shares underlying the notes.

•	Between the 61st and 120th day after the Lock-Up Release Date, the investor agreed not to sell, transfer or otherwise dispose of more than one-third of the shares underlying the notes.

•	After the 120th day after the Lock-Up Release Date, the investor will be entitled to sell the remaining one-third of the shares underlying the notes without restriction.

•	The restrictions set forth in the bullet point above will be released if, at any time subsequent to the Lock-Up Release Date, our common stock price is over $12.00 per share for five consecutive trading days; provided that such restrictions shall be reinstated until such time as the common stock price falls back below $12.00 per share.

Rule 144

Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this Offering Circular, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Plan

We intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, which will register 2,000,000 shares of common stock underlying stock options or restricted stock awards for issuance under our 2017 Stock Plan. Subject to any vesting requirements, these shares registered on Form S-8 will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates.

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Underwriting

We have entered into an engagement agreement, and will enter into an underwriting agreement upon the qualification of this Offering Circular, with Boustead Securities, LLC, as underwriter, with respect to the sale of shares of our common stock in this offering. Under the terms and subject to the conditions contained in the engagement agreement, which will also be reflected in the underwriting agreement, we have agreed to issue and sell to the public through the underwriter, and the underwriter has agreed to offer and sell, a minimum of 1,000,000 shares of common stock and up to a maximum of 2,500,000 shares of common stock on a “best efforts” basis. If $6.0 million in subscriptions for the shares, which we refer to as the minimum offering, is not deposited in escrow on or before __________, 2018, which we refer to as the Minimum Offering Period, all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited during the Minimum Offering Period, the offering may continue until the date when all shares have been sold or the date that is six month from this offering being qualified by the SEC.

The underwriting agreement will provide that the obligation of the underwriter to arrange for the offer and sale of the shares of our common stock, on a best efforts basis, is subject to certain conditions precedent. The underwriter is under no obligation to purchase any shares of our common stock for its own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc., or FINRA.

We intend to apply to Nasdaq Capital Market to list shares our common stock under the symbol “CNSP.” In order to list, we will have to comply with Nasdaq Capital Market listing standards and approval from Nasdaq Capital Market will be conditional upon meeting these listing standards. We expect our common stock to begin trading on Nasdaq Capital Market upon the consummation of the Offering.

If the Nasdaq Capital Market application is approved, trading of our common stock on Nasdaq Capital Market is expected to begin within five days after the date of initial issuance of the common stock. We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this best effort offering sufficient to satisfy applicable listing criteria, our common stock will in fact be listed.

The underwriting agreement will provide that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriter may be required to make in respect thereof.

In connection with the completion of this offering, we will grant the underwriter a right of first refusal, for a period of 12 months following the qualification of this offering, to act as placement agent or underwriter or to act as a joint financial advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of the equity assets of the Company.

Discounts, Commissions and Expenses

The underwriter proposes to offer the shares to investors at the public offering price, and will receive cash commissions equal to 7% of the gross amount to be disbursed to the Company; provided however that the underwriter has agreed to a commission of 5% for purchases made by investors sourced through the www.________.com website, as processed through the FundAmerica platform, where such investors subscribe without contact with Boustead Securities, LLC or its potential selling group representatives, which we refer to as Company sourced investors. The gross proceeds of this Offering will be deposited in an escrow account with Prime Trust, LLC until such time as we have sold a minimum of 1,000,000 shares of common stock and otherwise satisfy the listing conditions to trade our common stock on Nasdaq Capital Market.

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The following table and the two succeeding paragraphs summarize the underwriting compensation and estimated expenses we will pay:

	Public offering price	Underwriting Commissions (1)	Proceeds to us, before expenses
Per share:	$6.00	$0.42	$5.58
Total Minimum:	$6,000,000	$420,000	$5,580,000
Total Maximum (without over-subscription option):	$15,000,000	$1,050,000	$13,950,000
Total Maximum (with over-subscription option):	$17,250,000	$1,207,500	$16,042,500

_________________________

(1)       This table depicts broker-dealer commissions of 7% of the gross offering proceeds; provided however that Boustead Securities, LLC has agreed to a commission of 5% for purchases made by Company sourced investors. In addition, we have agreed to reimburse the underwriter, promptly when invoiced, for all of its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel), regardless of whether the offering is completed, of up to $175,000, subject to our prior written consent.

We have agreed to reimburse the underwriter for expenses incurred relating to the offering, including all actual fees and expenses incurred by the underwriter in connection with, among other things, due diligence costs not to exceed $50,000, road show, travel and other reasonable out-of-pocket accountable expenses not to exceed $50,000, and the fees and expenses of the underwriter’s counsel, up to $75,000. We estimate that the total expenses of this offering (including the foregoing expenses set forth in this paragraph), excluding underwriting commissions described above, will be approximately $375,000. In the event this Offering does not close, or the engagement agreement is terminated for any reason, we have agreed to reimburse the underwriter for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements.

As additional compensation to the underwriter, upon consummation of this offering, we will issue to the underwriter or its designees warrants to purchase an aggregate number of shares of our common stock equal to 7% of the number of shares of common stock issued in this offering (or 5% for shares issued to Company sourced investors), at an exercise price per share of $6.00 (100% of the initial public offering price), which we refer to as the Underwriter Warrants. The Underwriter Warrants and the underlying shares of common stock will not be, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days from the qualification date of the offering circular for this offering in accordance with FINRA Rule 5110. The Underwriter Warrants will expire on the fifth anniversary of the qualification date of the offering, in accordance with FINRA Rule 5110(f)(2)(G)(i).

We intend to engage FundAmerica, LLC to provide certain technology services in connection with this offering. We will agree to pay certain fees to FundAmerica, LLC for the technology services provided in the offering, including the online platform being used by __________.com to host the website upon which we will provide information to investors and by which subscribers may receive, review, execute and deliver subscription agreements electronically.

Offering Period and Expiration Date

This offering will start on the date this Offering Circular is qualified by the SEC and will terminate at the earlier of: (1) the date at which the maximum amount of common stock has been sold, (2) if the minimum offering amount has been deposited during the Minimum Offering Period, the date that is six months from this offering being qualified by the SEC, or (3) the date on which this offering is earlier terminated by us in our sole discretion. In addition, if the maximum number of shares of common stock has been sold on or prior to the termination date, the underwriter may exercise the over-subscription option on or prior to the termination date to extend the offering for an additional 45 days to sell up to an additional 375,000 shares of our common stock.  If, on the initial closing date, we have sold less than the maximum number of shares of common stock, then we may hold one or more additional closings for additional sales, up to the maximum number of shares of common stock, and until the termination date. Our company and the underwriter will consider various factors in determining the timing of any additional closings, including the amount of proceeds received at the initial closing, any additional closings that have already been held, the level of additional valid subscriptions received after the initial closing, the eligibility of additional investors under applicable laws and coordination with the commencement of exchange trading of our common stock.

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Procedures for Subscribing

Funds tendered by investors will be kept in an escrow account until the next closing after they are received by the escrow agent. At each closing, funds held in escrow will be distributed to us, and the associated shares will be issued to the investors. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit cards or ACH transfer directly to the escrow account established for this offering or deliver checks made payable to “Prime Trust, LLC as Escrow Agent for Investors in CNS Securities Offering” which the escrow agent shall deposit into such escrow account and release to us at each closing. Subject to the minimum offering amount being raised, we intend to close on all funds received from investors that are deposited in the escrow account.

We will engage Prime Trust, LLC, as escrow agent and the escrow agreement has been filed as an exhibit to the Offering Statement of which this Offering Circular is a part. The escrow agent has not investigated the desirability or advisability of investment in our common stock nor approved, endorsed or passed upon the merits of purchasing the common stock.

We will use the website https:// __________.com to provide information on the offering to potential investors. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the foregoing website.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, as described in the subscription agreement.

If the minimum offering amount is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.

Pricing of the Offering

The public offering price of the shares in this offering has been determined by our Board of Directors without the assistance of an investment bank or other third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects.

ERISA Considerations

Special considerations apply when contemplating the purchase of shares of our common stock on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each referred to as a Plan). A person considering the purchase of our common stock on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no shares of our common stock will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

Investment Amount Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to invest in the offering. The only investor in this offering exempt from this limitation is an “accredited investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an accredited investor:

(1)        You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2)        You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3)        You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(4)        You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(5)        You are a trust with total assets in excess of $5,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering; or

(6)       You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940.

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Exchange Listing

We will apply to the Nasdaq Capital Market to list shares of our common under the symbol “CNSP.” In order to qualify for listing our common stock on Nasdaq Capital Market, we have to sell at least 1,000,000 shares totaling $6,000,000. We have set our minimum offering amount to be $6,000,000, and as such, should we reach the minimum offering we will have met the Nasdaq Capital Market listing qualification. We expect trading to commence following the approval of the qualification of this offering, assuming we have sold the necessary number of shares being offered, and our filing on Form 8-A to register our shares under Section 12(b) under the Exchange Act has become effective.

Other Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of our common stock in any jurisdiction where action for that purpose is required. Our common stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our common stock be distributed or published in any authority, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our common stock in any authority in which such an offer or solicitation would be unlawful.

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Legal Matters

The validity of the shares of common stock being offered by this offering circular will be passed upon for us by Schiff Hardin LLP, Washington, DC.

Experts

The financial statements as of December 31, 2017 and for the period from July 27, 2017 (inception) to December 31, 2017, included in this Offering Circular have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the Financial Statements), by GBH CPAs, PC, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the SEC website referred to above.

We also maintain a website at www.cnspharma.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

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CNS Pharmaceuticals, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the board of directors of
CNS Pharmaceuticals, Inc.
Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CNS Pharmaceuticals, Inc. (the "Company") as of December 31, 2017, the related statements of operations, stockholders’ deficit, and cash flows for the period from July 27, 2017 (inception) to December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from July 27, 2017 (inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Other matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has not yet generated any revenues since inception that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

We have served as the Company's auditor since 2017.

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 9, 2018

F-2

CNS Pharmaceuticals, Inc.

Balance Sheet

December 31, 2017

Assets
Current Assets:
Cash and cash equivalents	$110,543
Prepaid expenses	51,651
Total current assets	162,194

Total Assets	$162,194

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts payable	$42,497
Accounts payable - related party	15,000
Accrued expenses	41,404
Convertible notes payable	86,825
Notes payable	35,000
Total current liabilities	220,726

Total Liabilities	220,726

Commitments and contingencies

Stockholders' Deficit:
Common stock, $0.001 par value, 20,000,000 shares authorized and 10,270,667 shares issued and outstanding	10,271
Additional paid-in capital	150,559
Accumulated deficit	(219,362)
Total Stockholders' Deficit	(58,532)

Total Liabilities and Stockholders' Deficit	$162,194

See accompanying notes to the financial statements.

F-3

CNS Pharmaceuticals, Inc.

Statement of Operations

Period from July 27, 2017 (Inception) through December 31, 2017

Revenue	$–

Operating expenses:
General and administrative	182,467
Research and development	32,638

Total operating expenses	215,105

Loss from operations	(215,105)

Other expense:
Interest expense	(4,257)

Net loss	$(219,362)

Loss per share - basic and diluted	$(0.02)
Weighted average shares outstanding - basic and diluted	9,568,752

See accompanying notes to the financial statements.

F-4

CNS Pharmaceuticals, Inc.

Statement of Stockholders' Deficit

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance (at inception) July 27, 2017	–	$–	$–	$–	$–

Issuance of founder shares	9,074,000	9,074	–	–	9,074

Common stock issued to officers	930,000	930	40,260	–	41,190

Common stock issued for research and development expense	200,000	200	8,800	–	9,000

Common stock issued for cash	66,667	67	99,933	–	100,000

Stock-based compensation	–	–	590	–	590

Warrants and beneficial conversion feature on convertible notes payable	–	–	976	–	976

Net loss	–	–	–	(219,362)	(219,362)

Balance, December 31, 2017	10,270,667	$10,271	$150,559	$(219,362)	$(58,532)

See accompanying notes to the financial statements.

F-5

CNS Pharmaceuticals, Inc.

Statement of Cash Flows

Period from July 27, 2017 (Inception) through December 31, 2017

Cash Flows from Operating Activities:
Net loss	$(219,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	976
Stock-based compensation	49,939
Common stock issued for research and development expense	9,000
Changes in operating assets and liabilities:
Prepaid expenses	(51,651)
Accounts payable	42,497
Accounts payable-related party	15,000
Accrued expenses	41,404
Net Cash Used in Operating Activities	(112,197)

Cash Flows from Financing Activities:
Proceeds from convertible notes payable	86,825
Proceeds from notes payable	35,000
Proceeds from related party advances	85
Payments on related party advances	(85)
Proceeds from sale of common stock	100,000
Proceeds from common stock issued to officers	915
Net Cash Provided by Financing Activities	222,740

Net change in cash and cash equivalents	110,543

Cash and cash equivalents, at beginning of period	–

Cash and cash equivalents, at end of period	$110,543

Supplemental disclosures of cash flow information:
Cash paid for interest	$–
Cash paid for income taxes	$–

Supplemental disclosure of non-cash investing and financing activities:
Warrants and beneficial conversion feature on convertible notes payable	$976

See accompanying notes to the financial statements.

F-6

CNS Pharmaceuticals, Inc.

Notes to the Financial Statements

Note 1 – Nature of Business

CNS Pharmaceuticals, Inc. is a pre-clinical pharmaceutical company organized as a Nevada corporation on July 27, 2017 to focus on the development of anti-cancer drug candidates.

Note 2 – Summary of Significant Accounting Policies

The accompanying audited financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information, and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The Company’s fiscal year end will be December 31.

Use of Estimates in Financial Statement Presentation - The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern - These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of December 31, 2017, the Company has incurred an accumulated deficit of $219,362 since inception, and had not yet generated any revenue from operations. Additionally, management anticipates that its cash on hand as of December 31, 2017 plus the additional cash generated from its equity offering subsequent to year-end, discussed further within these notes to the financial statements, is sufficient to fund its planned operations into but not beyond the near term. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, collaborations, strategic alliances and licensing arrangements and delay planned cash outlays or a combination thereof. Management cannot be certain that such events or a combination thereof can be achieved.

Cash and Cash Equivalents - The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents. Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000. The amount in excess of the FDIC insurance at December 31, 2017 was $0.

Property and Equipment - Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line depreciation method as follows:

Leasehold improvement	Shorter of estimated useful lives or the term of the lease
Computer equipment	2 years
Machinery and equipment	5 years
Furniture and office equipment	7 years

F-7

Intangible Assets - Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. If an intangible asset is identified as an in-process research & development (“IPR&D”) asset, then no amortization will occur until the development is complete. If the associated research and development effort is abandoned, the related assets will be written-off and the Company will record a noncash impairment loss on its statements of operations. For those compounds that reach commercialization, the IPR&D assets will be amortized over their estimated useful lives.

We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. Intangible assets are tested for impairment on an annual basis, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach.

Beneficial Conversion Feature - From time to time, the Company has issued convertible notes that have conversion prices that create an embedded beneficial conversion feature on the issuance date. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. The Company estimated the fair value of its common stock on the dates issued. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital, if any. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes - The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of Accounting Standards Codification (ASC) 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates.

Stock-based Compensation - Employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Loss Per Common Share - Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. As of December 31, 2017, the Company’s potentially dilutive shares and options, which were not included in the calculation of net loss per share, included notes convertible to 4,060,942 common shares, warrants to purchase 1,206,059 common shares, and options for 275,000 common shares.

Research and Development Costs - Research and development costs are expensed as incurred.

F-8

Subsequent Events - The Company’s management reviewed all material events through March 9, 2018 the date these financial statements were available to be issued for subsequent event disclosure consideration.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), which will replace numerous requirements in U.S. GAAP, including industry-specific requirements, and provide companies with a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In August 2015, the FASB approved a proposal to defer the effective date of the guidance until annual and interim reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact that this standard will have on its financial statements at the time the Company starts to generate revenue or enters into other contractual arrangements, which the Company does not expect in the near term.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Under the new guidance, management will be required to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. The provisions of this ASU are effective for annual periods ending after December 15, 2016, and for annual and interim periods thereafter; early adoption is permitted. This disclosure is effective for these financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact that this standard will have on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity will be required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company is currently evaluating the impact that this standard will have on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718). The new guidance changes the accounting and simplifies various aspects of the accounting for share-based payments to employees. The guidance allows for a policy election to account for forfeitures as they occur or based on an estimated number of awards that are expected to vest. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The adoption of this standard did not have a significant impact on the Company’s financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). This ASU applies to all entities that are required to present a statement of cash flows under Topic 230. The amendments provide guidance on eight specific cash flow issues and includes clarification on how these items should be classified in the statement of cash flows and is designed to help eliminate diversity in practice as to where items are classified in the cash flow statement. Furthermore, in November 2016, the FASB issued additional guidance on this Topic that requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with earlier application permitted for all entities. We plan to adopt the provisions of this ASU for our fiscal year beginning January 1, 2018 and are currently evaluating the impact the adoption of this new accounting standard will have on our financial statements.

F-9

On November 20, 2015, the FASB issued ASU 2015-17, "Balance Sheet Classification of Deferred Taxes", requiring all deferred tax assets and liabilities, and any related valuation allowance, to be classified as non-current on the balance sheet. The classification change for all deferred taxes as non-current simplifies entities’ processes as it eliminates the need to separately identify the net current and net non-current deferred tax asset or liability in each jurisdiction and allocate valuation allowances. The Company elected to adopt the accounting at its inception.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Note 3 –Notes Payable

Convertible Notes Payable

On various dates during 2017, the Company entered into seven unsecured convertible promissory notes and warrants for aggregate proceeds of $86,825. Each note bears interest at 10% per annum and are scheduled to mature on the earlier of one year after issuance or the completion of an initial public offering (“IPO”) of the Company’s securities. Each debt holder was issued common stock warrants as further discussed in the Equity footnote.

These notes will to be automatically converted according to their terms into shares of the Company’s common stock at the applicable conversion price upon the Company’s IPO to the extent and provided that no holder of these notes was or will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. After the completion of the Company’s IPO and until such time as the notes are converted into shares of common stock, the maturity date of the notes will automatically be extended until fully converted, we will not be permitted to repay the notes, and accrued interest relating to the notes will continue to accrue.

The convertible notes were analyzed for a beneficial conversion feature on various issuance dates. A total of $488 was recorded as a beneficial conversion feature. In addition, the Company recorded a debt discount related to the relative fair value of the warrants in the amount of $488.

The table below represents the shares that are convertible on December 31, 2017 relating to the principal amounts of these convertible notes payable and excludes any shares that are convertible relating to the associated accrued interest:

Issuance Date	Principal Balance, December 31, 2017	Conversion Rate	Shares convertible into on December 31, 2017	Warrants issued with convertible notes
August 7, 2017	$150	$0.001	150,000	44,500
August 7, 2017	75	0.001	75,000	22,275
August 8, 2017	750	0.001	750,000	222,750
August 16, 2017	20,000	0.0138	1,449,275	430,400
August 29, 2017	3,450	0.0138	250,000	74,244
September 6, 2017	26,000	0.045	577,778	171,600
September 7, 2017	36,400	0.045	808,889	240,240

Total	$86,825		4,060,942	1,206,059

F-10

Notes Payable

During 2017, the Company issued two notes payable for total cash proceeds of $35,000. The notes bear interest at the rate of 10% per year and originally matured on January 31, 2018. Prior to maturity, the notes were extended and now mature on June 30, 2018.

Note 4 – Equity

Common Stock

In July 2017, the Company issued a total of 9,074,000 shares of common stock to a founding group of seven companies and individuals for services valued at $9,074 or par value. In addition, in July 2017 the Company issued 15,000 shares of common stock to its Chief Financial Officer, Matthew Lourie, in exchange for $15. The shares issued to Mr. Lourie are subject to a buyback provision as discussed in Note 6.

On September 30, 2017, the Company issued 900,000 shares of common stock to John Climaco related to his role as Chief Executive Officer. Mr. Climaco paid $900 for his shares on October 19, 2017. The Company determined that the fair value of the shares issued for services was $39,600 in excess of the amount paid and has recorded this value as stock-based compensation. The shares issued to Mr. Climaco are subject to a buyback provision as discussed in Note 6.

On November 8, 2017, the Company issued an additional 15,000 shares of common stock to Matthew Lourie for services. These shares are subject to a buyback provision as discussed in Note 6. An expense of $675 was recorded as compensation.

On December 28, 2017, the Company issued 200,000 shares of common stock to Houston Pharmaceuticals, Inc., an entity controlled by a member of our founding group and majority shareholder. The fair value of the shares, or $9,000, was recorded as an expense related to the acquisition of the license discussed in Note 6.

On December 28, 2017 after the acquisition of the license discussed in Note 6, the Company issued 66,667 shares of common stock for cash proceeds of $100,000.

Stock Options and Warrants

During 2017, the Company issued 1,206,059 common stock warrants all of which were granted in conjunction with the issuance of the convertible notes payable (see Note 3) and had a fair value at the grant date of $491. All warrants have an exercise price of $11.00, an original life of five years and are currently exercisable.

On November 8, 2017, the Company issued non-qualified stock options to members of the board of directors. The options cover 200,000 shares, have an original life of ten years and vest over 36 months. The options had a fair value of $8,294 at grant date. The exercise price per share is $0.045 for these shares.

On December 22, 2017, the Company issued non-qualified stock options to our Chief Medical Officer. The options cover 75,000 shares, have an original life of ten years and vest in four equal installments on each of the succeeding four anniversary dates. The options had fair value of $3,110 at grant date. The exercise price is $0.045 for these shares.

During 2017, the Company recorded $590 stock compensation expense in relation to the common stock options issued to the directors and officer.

F-11

The following table summarizes all stock option and warrant activity for the period from July 27, 2017 (inception) to December 31, 2017:

	Warrants and Options	Weighted-Average Exercise Price Per Share
Outstanding, July 27, 2017	–	–
Granted	1,481,059	$8.97
Exercised	–	–
Forfeited	–	–
Expired	–	–
Outstanding, December 31, 2017	1,481,059	$8.97

The following table discloses information regarding outstanding and exercisable warrants on December 31, 2017:

	Outstanding			Exercisable
Exercise Prices	Number of Option/Warrant Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$11.00	1,206,059		4.64	1,206,059
$0.045	275,000		9.89	11,111
Total	1,481,059	$8.97	5.62	1,217,170	$10.90

As of December 31, 2017, the aggregate intrinsic value of warrants and options vested and outstanding was $16,167. The aggregate fair value of these options and warrants was calculated using the Black-Scholes option pricing model based on the following assumption:

Fair value of common stock on measurement date	$0.045 per share
Risk free interest rate (1)	1.63% to 2.48%
Volatility (2)	92% to 108%
Dividend yield (3)	0%
Expected term (in years)	5 – 10

(1)	The risk-free interest rate was determined by management using the market yield on U.S. Treasury securities with comparable terms as of the measurement date.
(2)	The trading volatility was determined by calculating the volatility of the Company’s peer group.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

Note 5 – Income Taxes

The Company is subject to United States federal income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows (rounded to nearest $00):

From July 27, 2017 (Inception) to December 31, 2017
Income tax benefit computed at the statutory rate	$76,800
Non-deductible expenses	(21,000)
Effect of U.S. tax law change (1)	(22,300)
Change in valuation allowance	(33,500)
Provision for income taxes	$–

(1)	On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, which among other changes reduces the federal corporate tax rate to 21%. Our U.S. deferred tax assets as of December 31, 2017 were re-measured from 35% to 21%.

F-12

Significant components of the Company’s deferred tax assets after applying enacted corporate income tax rates are as follows (rounded to nearest $00):

As of December 31, 2017
Deferred income tax assets
Net operating losses	$33,500
Valuation allowance	(33,500)
Net deferred income tax assets	$–

The Company has an operating loss carry forward of approximately $159,000, which expires commencing in 2037.

Note 6 – Commitments and Contingencies

Employment and Consulting Agreements

On September 1, 2017, the Company entered into an employment agreement with Mr. John Climaco pursuant to which Mr. Climaco agreed to serve as Chief Executive Officer and Director of the Company commencing on such date for an initial term of three years. The agreement provides for an initial annual salary of $150,000. The annual salary shall increase at the completion of the Company’s initial public offering to an annual salary of $300,000. Pursuant to the employment agreement, the Company and Mr. Climaco agreed to issue Mr. Climaco 900,000 shares of common stock in exchange for $900, which purchase was finalized on September 30, 2017. The common shares may be reacquired by the Company if employment is terminated prior to the initial public offering. After the completion of the initial public offering a portion of the shares may be reacquired by the Company if employment is terminated prior to the expiration of the agreement.

On July 27, 2017, the Company entered into a consulting agreement with a company owned by Mr. Matthew Lourie pursuant to which Mr. Lourie agreed to serve as Chief Financial Officer of the Company on a part time basis commencing on such date for an initial term of one year, which will be automatically renewed for additional one-year terms unless either party chooses to cancel the agreement with 30 days-notice. The agreement provides for a monthly compensation of $5,000 and a one-time right to purchase 15,000 shares of common stock at $0.001 per share. The common shares may be reacquired by the Company if the agreement is terminated by Mr. Lourie prior to the initial public offering. After the completion of the initial public offering a portion of the shares may be reacquired by the Company if the agreement is terminated by Mr. Lourie prior to two years after the initial public offering.

WP744 Portfolio (Berubicin)

On November 21, 2017, the Company entered into a Collaboration and Asset Purchase Agreement with Reata Pharmaceuticals, Inc. (“Reata”). Through this agreement, the Company purchased all of Reata’s rights, title, interest and previously conducted research and development results in the chemical compound commonly known as Berubicin. In exchange for these rights, the Company agreed to pay Reata an amount equal to 2.25% of the net sales of Berubicin for a period of 10 years from the Company’s first commercial sale of Berubicin plus $10,000. Reata also agreed to collaborate with the Company on the development of Berubicin, from time to time.

On December 28, 2017, the Company entered into a Technology Rights and Development Agreement with Houston Pharmaceuticals, Inc. (“HPI”).  HPI is owned by the person who controls a majority of our shares. Pursuant to this agreement, the Company obtained a worldwide exclusive license to the chemical compound commonly known as WP744.  In exchange for these rights, the Company agreed to pay consideration to HPI as follows: (i) a royalty of 2% of net sales of any product utilizing WP744 for a period of ten years after the first commercial sale of such; and (ii) $100,000 upon beginning Phase II clinical trials; (iii) a $50,000 per year license fee; (iv) $200,000 upon the approval by the FDA of a New Drug Application for any product utilizing WP744; and (v) a series of quarterly development payments totaling $750,000 beginning immediately after the Company’s raise of $7,000,000 of investment capital.  In addition, the Company issued 200,000 shares of the Company’s common stock at a price of $0.045 to HPI upon execution of the agreement. Our rights pursuant to the HPI License are contingent on us raising at least $7.0 million within 12 months from the effective date of the HPI License, a date which can be extended by an additional 12 months by the payment of a nominal fee.

Note 7 – Subsequent Events

On January 12, 2018, the Company issued 5,000 shares of common stock to a consultant for services.

On February 19, 2018, the Company issued non-qualified stock options to a new member of our Scientific Advisory Committee. The options cover 100,000 shares, have an original life of ten years and vest in four equal installments on each of the succeeding four anniversary dates. The exercise price is $1.50 for these shares.

Subsequent to December 31, 2017, the Company issued 260,337 shares of common stock for cash proceeds of $390,500.

F-13

CNS Pharmaceuticals, Inc.

F-14

CNS Pharmaceuticals, Inc.

Balance Sheets

(Unaudited)

	March 31, 2018	December 31, 2017

Assets
Current Assets:
Cash and cash equivalents	$242,689	$110,543
Prepaid expenses	6,445	51,651
Total current assets	249,134	162,194

Total Assets	$249,134	$162,194

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable	$79,845	$42,497
Accounts payable - related party	–	15,000
Accrued expenses	12,497	41,404
Convertible notes payable	86,825	86,825
Notes payable	35,000	35,000
Total current liabilities	214,167	220,726

Total Liabilities	214,167	220,726

Commitments and contingencies

Stockholders' Equity (Deficit):
Common stock, $0.001 par value, 20,000,000 shares authorized and 10,536,004 and 10,270,667 shares issued and outstanding, respectively	10,536	10,271
Additional paid-in capital	553,492	150,559
Accumulated deficit	(529,061)	(219,362)
Total Stockholders' Equity (Deficit)	34,967	(58,532)

Total Liabilities and Stockholders' Equity (Deficit)	$249,134	$162,194

 See accompanying notes to the financial statements.

F-15

CNS Pharmaceuticals, Inc.

Statement of Operations

(Unaudited)

Three Months Ended March 31, 2018

Revenue	$–

Operating expenses:
General and administrative	290,516
Research and development	16,185

Total operating expenses	306,701

Loss from operations	(306,701)

Other expense:
Interest expense	(2,998)

Net loss	$(309,699)

Loss per share - basic and diluted	$(0.03)
Weighted average shares outstanding - basic and diluted	10,407,364

See accompanying notes to the financial statements.

F-16

CNS Pharmaceuticals, Inc.

Statement of Cash Flows

(Unaudited)

Three Months Ended March 31, 2018

Cash Flows from Operating Activities:
Net loss	$(309,699)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	12,698
Changes in operating assets and liabilities:
Accounts receivable	(6,445)
Prepaid expenses	51,651
Accounts payable	22,348
Accounts payable-related party	–
Accrued expenses	(28,907)
Net Cash Used in Operating Activities	(258,354)

Cash Flows from Financing Activities:
Proceeds from sale of common stock	390,500
Net Cash Provided by Financing Activities	390,500

Net change in cash and cash equivalents	132,146

Cash and cash equivalents, at beginning of period	110,543

Cash and cash equivalents, at end of period	$242,689

Supplemental disclosures of cash flow information:
Cash paid for interest	$–
Cash paid for income taxes	$–

See accompanying notes to the financial statements.

F-17

CNS Pharmaceuticals, Inc.

Notes to the Unaudited Financial Statements

Note 1 – Nature of Business

CNS Pharmaceuticals, Inc. (the “Company”) is a pre-clinical pharmaceutical company organized as a Nevada corporation on July 27, 2017 to focus on the development of anti-cancer drug candidates.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation - The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim unaudited financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary in order to make the condensed financial statements not misleading.  Operating results for the three months ended March 31, 2018 are not necessarily indicative of the final results that may be expected for the year ended December 31, 2018.   For more complete financial information, these unaudited financial statements should be read in conjunction with the audited financial statements for the period ended December 31, 2017 included in this offering circular filed with the SEC.  Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in this offering circular , have been omitted.

Going Concern - These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of March 31, 2018, the Company has incurred an accumulated deficit of $529,061 since inception and had not yet generated any revenue from operations. Additionally, management anticipates that its cash on hand as of March 31, 2018 is sufficient to fund its planned operations into but not beyond the near term. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, collaborations, strategic alliances and licensing arrangements and delay planned cash outlays or a combination thereof. Management cannot be certain that such events or a combination thereof can be achieved.

Subsequent Events - The Company’s management reviewed all material events through June 14, 2018 the date these financial statements were available to be issued for subsequent event disclosure consideration.

Note 3 –Notes Payable

Convertible Notes Payable

On various dates during 2017, the Company entered into seven unsecured convertible promissory notes and warrants for aggregate proceeds of $86,825. Each note bears interest at 10% per annum and are scheduled to mature on the earlier of one year after issuance or the completion of an initial public offering (“IPO”) of the Company’s securities. Each debt holder was issued common stock warrants as further discussed in the Note 4.

These notes will to be automatically converted according to their terms into shares of the Company’s common stock at the applicable conversion price upon the Company’s IPO to the extent and provided that no holder of these notes was or will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. After the completion of the Company’s IPO and until such time as the notes are converted into shares of common stock, the maturity date of the notes will automatically be extended until fully converted, we will not be permitted to repay the notes, and accrued interest relating to the notes will continue to accrue.

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The convertible notes were analyzed for a beneficial conversion feature on various issuance dates. A total of $488 was recorded as a beneficial conversion feature. In addition, the Company recorded a debt discount related to the relative fair value of the warrants in the amount of $488.

The table below represents the shares that are convertible at March 31, 2018 relating to the principal amounts of these convertible notes payable and excludes any shares that are convertible relating to the associated accrued interest:

Issuance Date	Principal Balance, March 31, 2018	Conversion Rate	Shares convertible into at March 31, 2018	Warrants issued with convertible notes
August 7, 2017	$150	$0.001	150,000	44,500
August 7, 2017	75	0.001	75,000	22,275
August 8, 2017	750	0.001	750,000	222,750
August 16, 2017	20,000	0.0138	1,449,275	430,400
August 29, 2017	3,450	0.0138	250,000	74,244
September 6, 2017	26,000	0.045	577,778	171,600
September 7, 2017	36,400	0.045	808,889	240,240
Total	$86,825		4,060,942	1,206,059

Notes Payable

During 2017, the Company issued two notes payable for total cash proceeds of $35,000. The notes bear interest at the rate of 10% per year and originally matured on January 31, 2018. Prior to maturity, the notes were extended and now mature on June 30, 2018.

Note 4 – Equity

Common Stock

On January 12, 2018, the Company issued 5,000 shares of common stock valued at $7,500 to a consultant for services.

During the three months ended March 31, 2018, the Company issued 260,337 shares of common stock for cash proceeds of $390,500.

Stock Options and Warrants

On February 19, 2018, the Company issued non-qualified stock options to a new member of our Scientific Advisory Committee. The options cover 100,000 shares, have an original life of ten years and vest in four equal installments on each of the succeeding four anniversary dates. The exercise price is $1.50 for these options. The fair value of the options was $138,017 on the grant date. During the three months ended March 31, 2018, the Company has recognized $5,198 of stock-based compensation related to these options. At March 31, 2018, the Company had $133,705 of unrecognized expenses related to the options.

The following table summarizes the stock option and warrant activity for the three months ended March 31, 2018:

	Warrants and Options	Weighted-Average Exercise Price Per Share
Outstanding, January 1, 2018	1,481,059	$8.97
Granted	100,000	1.50
Exercised	–
Forfeited	–
Expired	–
Outstanding, March 31, 2018	1,581,059	$8.49

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The following table discloses information regarding outstanding and exercisable warrants at March 31, 2018:

	Outstanding			Exercisable
Exercise Price	Number of Option/Warrant Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Option Shares	Weighted Average Exercise Price
$11.00	1,206,059		4.40	1,206,059
$0.045	275,000		9.65	27,778
$1.50	100,000		9.90	–
Total	1,581,059	$8.49	5.66	1,233,837	$10.75

As of March 31, 2018, the aggregate intrinsic value of warrants and options vested and outstanding was $40,417. The aggregate fair value of the options and warrants measured during the three months ended March 31, 2018 was calculated using the Black-Scholes option pricing model based on the following assumption:

Fair value of common stock on measurement date	$1.50 per share
Risk free interest rate (1)	2.74% to 2.88%
Volatility (2)	106.7% to 106.9%
Dividend yield (3)	0%
Expected term (in years)	10

(1)	The risk-free interest rate was determined by management using the market yield on U.S. Treasury securities with comparable terms as of the measurement date.
(2)	The trading volatility was determined by calculating the volatility of the Company’s peer group.
(3)	The Company does not expect to pay a dividend in the foreseeable future.

Note 5 – Commitments and Contingencies

Employment and Consulting Agreements

On September 1, 2017, the Company entered into an employment agreement with Mr. John Climaco pursuant to which Mr. Climaco agreed to serve as Chief Executive Officer and Director of the Company commencing on such date for an initial term of three years. The agreement provides for an initial annual salary of $150,000. The annual salary shall increase at the completion of the Company’s initial public offering to an annual salary of $300,000. Pursuant to the employment agreement, the Company and Mr. Climaco agreed to issue Mr. Climaco 900,000 shares of common stock in exchange for $900, which purchase was finalized on September 30, 2017. The common shares may be reacquired by the Company if employment is terminated prior to the initial public offering. After the completion of the initial public offering a portion of the shares may be reacquired by the Company if employment is terminated prior to the expiration of the agreement.

On July 27, 2017, the Company entered into a consulting agreement with a company owned by Mr. Matthew Lourie pursuant to which Mr. Lourie agreed to serve as Chief Financial Officer of the Company on a part time basis commencing on such date for an initial term of one year, which will be automatically renewed for additional one-year terms unless either party chooses to cancel the agreement with 30 days-notice. The agreement provides for a monthly compensation of $5,000 and a one-time right to purchase 15,000 shares of common stock at $0.001 per share. The common shares may be reacquired by the Company if the agreement is terminated by Mr. Lourie prior to the initial public offering. After the completion of the initial public offering a portion of the shares may be reacquired by the Company if the agreement is terminated by Mr. Lourie prior to two years after the initial public offering.

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WP744 Portfolio (Berubicin)

On November 21, 2017, the Company entered into a Collaboration and Asset Purchase Agreement with Reata Pharmaceuticals, Inc. (“Reata”). Through this agreement, the Company purchased all of Reata’s rights, title, interest and previously conducted research and development results in the chemical compound commonly known as Berubicin. In exchange for these rights, the Company agreed to pay Reata an amount equal to 2.25% of the net sales of Berubicin for a period of 10 years from the Company’s first commercial sale of Berubicin plus $10,000. Reata also agreed to collaborate with the Company on the development of Berubicin, from time to time.

On December 28, 2017, the Company entered into a Technology Rights and Development Agreement with Houston Pharmaceuticals, Inc. (“HPI”).  HPI is owned by the person who controls a majority of our shares.  Pursuant to this agreement, the Company obtained a worldwide exclusive license to the chemical compound commonly known as WP744.  In exchange for these rights, the Company agreed to pay consideration to HPI as follows: (i) a royalty of 2% of net sales of any product utilizing WP744 for a period of ten years after the first commercial sale of such; and (ii) $100,000 upon beginning Phase II clinical trials; and (iii) $200,000 upon the approval by the FDA of a New Drug Application for any product utilizing WP744; and (iv) a series of quarterly development payments totaling $750,000 beginning immediately after the Company’s raise of $7,000,000 of investment capital. In addition, the Company issued 200,000 shares of the Company’s common stock valued at $0.045 per share to HPI upon execution of the agreement.

Note 6 – Subsequent Events

On April 10, 2018 the Company engaged Boustead Securities, LLC (“Boustead”) to act as exclusive financial advisor related to the Company’s NASDAQ Initial Public Offering. Boustead will be compensated a success fee of 7% of the gross amounts disbursed to the Company and warrants equal to 7% of the shares sold with a five year term and an exercise price equal to the price of the initial public offering.  In addition the Company agreed to reimburse Boustead for expenses. The initial term of the agreement will expire upon the earlier of one year or six months from the final closing of the initial public offering.

On June 11, 2018 the Company closed is Regulation CF fundraising round that was hosted at www.Republic.co. The Company raised $630,572 from 669 investors. In accordance with the Company’s Form C, 50% of the funds raised, net of all fees associated with the use of Republic will be held in an escrow account. The escrow funds will be released to the Company upon successfully acquiring the patent rights from HPI and at least half of the escrow funds must be used to support the Phase 2 clinical trials.

On June 15, 2018, the Company entered into an agreement to issue 10% convertible notes in an aggregate of $300,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this offering at a conversion rate of $1.50 per share.

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PART III – EXHIBITS

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Amended and Restated Articles of Incorporation of CNS Pharmaceuticals, Inc. **
2.2	Amended and Restated Bylaws of CNS Pharmaceuticals, Inc. **
3.1	Form of convertible promissory note issued to debt holders
3.2	Form of warrant issued to convertible debt holders
3.3	Form of SAFE agreement used in Regulation CF offering
4	Subscription Agreement for Offering*
6.1	Amended And Restated Patent License Agreement effective as of December 28, 2017 between CNS Pharmaceuticals, Inc. and Houston Pharmaceuticals, Inc.
6.2	Collaboration and Asset Purchase Agreement between CNS Pharmaceuticals, Inc. and Reata Pharmaceuticals, Inc. dated November 21, 2017
6.3	2017 Stock Plan of CNS Pharmaceuticals, Inc.
6.4	Employment Agreement between CNS Pharmaceuticals, Inc. and John M. Climaco dated September 1, 2017
6.5	Consulting Agreement between CNS Pharmaceuticals, Inc. and Fresh Notion Financial Services dated July 27, 2017
8	Escrow Agreement with Prime Trust, LLC *
11.1	Consent of GBH CPAs, PC
11.2	Consent of Schiff Hardin LLP (included in Exhibit 12)*
12	Opinion of Schiff Hardin LLP as to legality of the securities being registered*

*	To be filed by amendment.
**	Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment to Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 15, 2018.

CNS Pharmaceuticals, Inc.

By:	/s/ John M. Climaco
John M. Climaco Director and Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ John M. Climaco
John M. Climaco	Director, President and Chief Executive Officer (principal executive officer)	June 15, 2018

/ s/ Matthew Lourie
Matthew Lourie	Chief Financial Officer (principal financial and accounting officer)	June 15, 2018

/s/ Donald Picker
Donald Picker	Director	June 15, 2018

/s/ Jerzy (George) Gumulka
Jerzy (George) Gumulka	Director	June 15, 2018

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